EXHIBIT 10.15
MEZZANINE CREDIT AGREEMENT
DATED AS OF OCTOBER 31, 2006
BY AND AMONG
NNN APARTMENT REIT HOLDINGS, L.P.,
AS BORROWER
WACHOVIA CAPITAL MARKETS, LLC
AS LEAD ARRANGER AND BOOK RUNNING MANAGER
AND
WACHOVIA BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT
AND
THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.5,
AS LENDERS

     THIS MEZZANINE CREDIT AGREEMENT (this “Agreement”) dated as of October 31, 2006 by and among NNN APARTMENT REIT HOLDINGS, L.P., a Virginia limited partnership (“Borrower”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5(d) (collectively, the “Lenders” and individually a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”).
     WHEREAS, the Lenders have agreed to make a mezzanine loan facility available to the Borrower; and
     WHEREAS, the parties desire to enter into this Agreement in order to set forth the terms and provisions applicable to such facility;
     NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby agree as follows:
ARTICLE I. DEFINITIONS
Section 1.0 Definitions.
     In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
     “Additional Costs” has the meaning given that term in Section 4.1.
     “Adjusted EBITDA” means as of any date of determination the sum of (a) EBITDA of Parent for the immediately preceding two (2) calendar quarters annualized less (b) the Capital Reserve for such period.
     “Adjusted Eurodollar Rate” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America).
     “Affiliate” means as to any Person: any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.
     “Agent” means Wachovia Bank, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.
     “Agreement Date” means the date as of which this Agreement is dated.
     “Anti-Terrorism Laws” has the meaning given that term in Section 6.1(hh).
     “Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies, common law and all orders and decrees of all courts, tribunals and arbitrators.

     “Appraisal” means, in respect of any Collateral Pool Property, an M.A.I. appraisal commissioned by and addressed to the Agent (acceptable to Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Agent, having at least the minimum qualifications required under applicable law governing the Agent and the Lenders, including FIRREA, and determining the “as is” market value of such Property as between a willing buyer and a willing seller.
     “Appraised Value” means, with respect to any Collateral Pool Property, the “as is” market value of such Property as reflected in the then most recent Appraisal of such Property as the same may have been reasonably adjusted by the Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Agent in determining the value of similar properties, which review shall be conducted prior to acceptance of such Appraisal by the Agent.
     “Assignee” has the meaning given that term in Section 12.5(d).
     “Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement (Mezzanine Loan) among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.
     “Assignment of Leases and Rents” means each of the second assignments of leases and rents from the Borrower or a Subsidiary Guarantor to the Agent subject to the lien of the Senior Loan Documents, each such assignment entered into after the date hereof to be substantially in the form of Exhibit B, with such changes thereto as Agent may require as a result of state law or practice.
     “Assignment of Management Agreement and Subordination” means the second assignment of the Management Agreements from Borrower or a Subsidiary Guarantor to the Agent subject to the lien of the Senior Loan Documents, as the same may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of such Person with respect to the Management Agreements, together with the consent of the manager thereunder to such assignment and a subordination of the manager’s rights with respect to the Collateral Pool Property to the rights of the Agent with respect thereto, each such assignment to be substantially in the form of Exhibit C hereto.
     “Available Amount” means, with respect to any Collateral Pool Property to be acquired, an amount equal to the difference of (a) ninety percent (90%) of the acquisition price of such Collateral Pool Property and (b) seventy percent (70%) of the acquisition price of such Collateral Pool Property.
     “Bankruptcy Code” means Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
     “Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%). Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.
     “Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.
     “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     “Borrower” has the meaning set forth in the introductory paragraph hereof.
     “Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina or New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $200 per unit per annum for Properties, multiplied by (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Borrower and a proportionate share of all Properties of all of its Subsidiaries and Unconsolidated Affiliates.
     “Capitalization Rate” means 7.50% for Properties.
     “Capitalized Lease Obligations” means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
     “Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired which are issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank at the time of the acquisition thereof has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company at the time of the acquisition thereof has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at the time of the acquisition thereof at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have at the time of the acquisition thereof net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
     “Change of Control” means the occurrence of any of the following:
          (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty percent (20%) of the total voting power of the then outstanding voting stock of Parent;
          (b) during any period of 12 consecutive months, a majority of the Board of Trustees or Directors of Parent consists of individuals who were not either (i) trustees or directors of Parent as of the corresponding date of the previous year, (ii) selected or nominated to become trustees or directors by the Board of Trustees or Directors of Parent of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become trustees or directors by the Board of Trustees or Directors of Parent of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board of Trustees or Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more Directors or Trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board);
          (c) Parent fails to be the sole general partner of Borrower and to directly own, free of any liens, encumbrances or adverse claims, at least fifty-one percent (51%) of the Equity Interests of Borrower;
          (d) Borrower fails to own, free of any liens, encumbrances or adverse claims, all of the Equity Interests of each Guarantor (other than Parent);
          (e) NNN Apartment REIT Advisors, LLC shall fail to be the sole advisor to Parent, or NNN Apartment REIT Advisors, LLC shall fail to be controlled by Triple Net Properties, LLC; or
          (f) to the extent that any Subsidiary Guarantor has a manager other than Borrower, there shall be any change in such manager.
     “Collateral” means all of the property, rights and interests of the Borrower and each Guarantor which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Collateral Pool Properties and the Equity Collateral.
     “Collateral Pool Lending Limits” has the meaning given that term in Section 2.1(a).
     “Collateral Pool Property Certificate” has the meaning given that term in the Senior Credit Agreement.
     “Collateral Pool Property or Collateral Pool Properties” means the Eligible Real Estate owned or leased (pursuant to an Eligible Ground Lease approved by the Agent) by the Borrower or a Subsidiary Guarantor which is security for the Obligations pursuant to the Mortgages.
     “Collateral Pool Value” means as of any date of determination the sum (without duplication) of (a) for all Collateral Pool Properties which have not been owned by Borrower or a Subsidiary Guarantor for a period of six (6) consecutive calendar quarters, the aggregate Appraised Value of such Collateral Properties, plus (b) for all Collateral Pool Properties that have been owned by Borrower or a Subsidiary Guarantor for a period of at least six (6) consecutive calendar quarters, an amount equal to (i) the Net Operating Income from such Collateral Pool Properties for the two (2) calendar quarters most recently ended times two (2), divided by (ii) the Capitalization Rate.
     “Commitment” means, as to each Lender, the sum of such Lender’s Unfunded Commitment and such Lender’s Funded Commitment.
     “Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

     “Compliance Certificate” has the meaning given that term in Section 8.3.
     “Condemnation Proceeds” means all compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same.
     “Consolidated Basis” means a Person and its Subsidiaries, consolidated in accordance with GAAP.
     “Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Development Properties that are under development or with respect to which construction is reasonably anticipated to commence within twelve (12) months of the relevant determination.
     “Contingent Liabilities” means as to any Person, but without duplication of any amount included or includable in items (a) through (h), (j) and (k) of Indebtedness, as applied to any obligation, means and includes liabilities or obligations with respect to: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation; (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit (as defined in the Senior Credit Agreement)), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation; (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, or similar off balance sheet financing arrangement; (d) all obligations of such Person with respect to any take-out commitment or forward equity commitment; (e) purchase obligations net of asset value; and (f) all obligations under performance and/or completion guaranties (or other agreements the practical effect of which is to assure performance or completion of such obligations) as and to the extent such obligations are required to be included as liabilities on the balance sheet of such Person in accordance with GAAP.
     “Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.
     “Contribution Agreement” means the Contribution Agreement (Mezzanine Loan) of even date herewith in substantially the form of Exhibit E to be executed by the Borrower and the Guarantors.
     “Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.
     “Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, and (b) the Conversion of a Loan.
     “Debt to Total Asset Value Ratio” means the ratio (expressed as a percentage) of (a) the sum of Parent’s, Borrower’s and their respective Subsidiaries’ Indebtedness to (b) Total Asset Value.

     “Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
     “Defaulting Lender” has the meaning set forth in Section 3.11.
     “Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
     “Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).
     “Development Property” means a Property currently under development that has not become a Stabilized Property, or on which the improvements related to the development have not been completed, provided that such a Development Property on which all improvements related to the development of such Property have been completed for at least twelve (12) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not become a Stabilized Property.
     “Dividend Restriction Date” means the first day of the calendar quarter first occurring after the earlier to occur of (a) the raising of equity contributions and commitments in Parent and Borrower in the aggregate of not less than $1,000,000,000 and (b) the date that is thirty-six (36) months after the Agreement Date.
     “Dollars” or “$” means dollars in lawful currency of the United States of America.
     “EBITDA” means, with respect to a Person for any period (without duplication): (a) net income (or loss) of such Person for such period determined on a Consolidated Basis (prior to any impact from minority interests) in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (or loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141.

     “Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived in writing by the Requisite Lenders.
     “Eligible Ground Lease” means a ground lease as to which no default or event of default exists, approved by Agent and which at least contains the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Effective Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
     “Eligible Real Estate” means Property:
          (a) which is wholly-owned in fee (or leased pursuant to an Eligible Ground Lease) by the Borrower or a Wholly-Owned Subsidiary of Borrower which is or will become a Subsidiary Guarantor;
          (b) which is located within the contiguous 48 States of the continental United States or the District of Columbia;
          (c) such Property is free of all material structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters;
          (d) which is improved as a multifamily property;
          (e) as to which all of the representations set forth in this Agreement concerning Collateral Pool Properties are true and correct;
          (f) as to which the Agent have received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to acquisition of such Collateral Pool Property; and
          (g) as to which, notwithstanding anything to the contrary contained herein, but subject to the last sentence of Section 2.18(b), the Agent has approved for inclusion in the Collateral Pool.
     “Eligible Real Estate Qualification Documents” means the documents and other deliveries described in Schedule 1 attached hereto.
     “Environmental Laws” means any Applicable Law pertaining to any Mold Condition or relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

     “Equity Collateral” means the Equity Interests of Borrower in the Subsidiary Guarantors which own any (or a portion of) the Collateral Pool Properties as to which Collateral Pool Properties the Lenders have advanced a portion of the purchase price in accordance with the terms of this Agreement and pledged pursuant to the Pledge Agreement. In the event that the Subsidiary Guarantor which owns a Collateral Pool Property is a single member limited liability company, such Equity Interests shall consist of all of the interests of Borrower in such Subsidiary Guarantor. If such Subsidiary Guarantor is a limited partnership, the Equity Interests shall consist of all of the limited partnership interest of Borrower in such Subsidiary Guarantor and all of Borrower’s Equity Interest in the general partner of such Subsidiary Guarantor. If the Subsidiary Guarantor is a limited liability company with more than one member, such Equity Interests shall consist of all of the Borrower’s interest as a member in such limited liability company, together with all of Borrower’s Equity Interest in the managing member of such limited liability company.
     “Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
     “Equity Issuance” means any issuance by a Person of any Equity Interest and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
     “Equity Percentage” means the aggregate ownership percentage of Borrower or a Subsidiary of Borrower in each Unconsolidated Affiliate.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
     “ERISA Group” means the Borrower, the other Obligors, any Subsidiary of Borrower or any of the other Obligors and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, the other Obligors or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.
     “Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.
     “Executive Order” has the meaning given that term in Section 6.1(hh).
     “Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.
     “Fees” means the fees and commissions provided for or referred to in Section 3.6 and any other fees payable by the Borrower to the Agent or any Lender hereunder or under any other Loan Document.
     “Fixed Charge Coverage Ratio” means the ratio of (a) Adjusted EBITDA to (b) Fixed Charges for the period used to calculate EBITDA annualized.
     “Fixed Charges” means, for the immediately preceding two (2) calendar quarters on an annualized basis, the sum of (a) Interest Expense of the Parent, the Borrower and their Subsidiaries determined on a Consolidated Basis for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent, the Borrower and their Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Dividends paid during such period. The Parent’s, the Borrower’s and the Subsidiaries’ Equity Percentage in the Fixed Charges of their Unconsolidated Affiliates shall be included in the determination of Fixed Charges.
     “Floating Rate Debt” means all Indebtedness of the Borrower, the other Obligors and each of their respective Subsidiaries which bears interest at fluctuating rates (and in any event shall include all Loans and other Indebtedness of the Borrower under any of the Loan Documents) and for which the Borrower, such Obligor or such Subsidiary has not obtained Interest Rate Agreements which Interest Rate Agreements effectively cause such variable rates to be equivalent to, or to be capped at, fixed rates. For purposes of this definition, Floating Rate Debt of the Borrower, any other Obligor or any Subsidiary of the Borrower, the other Obligors and their respective Subsidiaries shall include the Floating Rate Debt of any Unconsolidated Affiliate of the Borrower, such Obligor or such Subsidiary, as the case may be, only to the extent such Floating Rate Debt is recourse to the Borrower, such Obligor or such Subsidiary.
     “Formation Transactions” means the entity formation transactions described in the Prospectus.
     “Funded Commitment” means as to each Lender, the amount of Loans advanced by such Lender and evidenced by a Note or acquired by such Lender as set forth in the applicable Assignment and Acceptance Agreement as being assigned to such Lender, or as adjusted as appropriate to reflect any assignments to or by such Lender of such Notes effected in accordance with Section 12.5.
     “Funds From Operations” means, with respect to a Person and for a given period, (a) net income (or loss) of such Person determined on a Consolidated Basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.
     “GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public

Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the Agreement Date.
     “Governing Documents” of any Person means the declaration of trust, certificate or articles of incorporation, by-laws, partnership agreement or operating or members agreement, as the case may be, and any other organizational or governing documents, of such Person.
     “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     “Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
     “Guarantors” (whether one or more) means Parent and any other Person that is now or hereafter a party to the Guaranty as a “Guarantor”.
     “Guaranties” (whether one or more) means the Guaranty (Mezzanine Loan) substantially in the form of Exhibit F executed by the Guarantors as of the Agreement Date and delivered to the Agent in accordance with this Agreement.
     “Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “contaminant”, “hazardous substances”, “hazardous materials”, “hazardous wastes”, “pollutant”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (f) any other chemicals, materials or substances regulated pursuant to any Environmental Law.
     “Implied Debt Service” means, as of a given date, an amount equal to the annual principal and interest payment sufficient to amortize in full during a 25-year period an amount equal to the sum of the aggregate principal balance of the Senior Loans outstanding as of such date and Letter of Credit Liabilities outstanding as of such date calculated using an interest rate equal to the greater of (i) the yield on a 10 year United States Treasury Note issued most recently prior to the date of determination at such time as determined by the Agent plus 125 basis points or (ii) 7.00%.
     “Implied Debt Service Coverage Ratio” means the ratio of (a) the Net Operating Income from the Collateral Pool Properties (as defined in the Senior Credit Agreement) for the preceding two (2) calendar quarters annualized to (b) the Implied Debt Service.
     “Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Contingent Liabilities of such Person (except for and guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans, Senior Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.
     “Indemnity Agreement” means the Agreement Regarding Environmental Activity (Mezzanine Loan) now or hereafter made by the Borrower and Guarantors in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, such agreement to be substantially in the form of Exhibit N.
     “Insurance Proceeds” means all insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same.
     “Intellectual Property” has the meaning given that term in Section 6.1(t).
     “Intercreditor Agreement” means the Intercreditor Agreement dated of even date herewith made by Agent and the Senior Lenders.
     “Interest Expense” means, for any period, without duplication, (a) total interest expense of the Parent, the Borrower and their Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account plus recurring fees such as recurring issuer, trustee and credit enhancement fees in connection with tax-exempt financings, determined on a Consolidated Basis in accordance with GAAP for such period, plus (b) the Borrower’s and its Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period.
     “Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending one month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last

Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) no Interest Period for a Loan shall end after the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar contractual agreement or arrangement entered into with a nationally recognized financial institution then having an unsecured, long term credit rating of A-/A-3 (or equivalent) or higher from both S&P and Moody’s for the purpose of protecting against fluctuations in interest rates.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
     “Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person; (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in the Loan Documents, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IPO” means the formation of Borrower and the initial public offering of common stock in Parent and limited partnership interests in Borrower and the registration of Parent as a public company with the Securities and Exchange Commission.
     “Joinder Agreement” means the Joinder Agreement (Mezzanine Loan) with respect to the Guaranty, the Indemnity Agreement and the Contribution Agreement to be executed and delivered pursuant to Section 2.18 by any additional Guarantor, substantially in the form of Exhibit H.
     “Lead Arranger” means Wachovia Capital Markets, LLC.
     “Leases” means all leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Collateral Pool Property.
     “Lender” means each financial institution from time to time party hereto which is a holder of a Note or a Commitment, together with its respective successors and permitted assigns.
     “Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.
     “Letter of Credit Liabilities” has the meaning given that term in the Senior Credit Agreement.
     “LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Dow Jones Markets (formerly Telerate) Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.
     “LIBOR Loans” means Loans bearing interest at a rate based on LIBOR.
     “Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title, encumbrance or preferential arrangement which has the same practical effect of constituting a security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of law, in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than a financing statement filed in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code as in effect in an applicable jurisdiction that is not in the nature of a security interest.
     “Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a), and collectively all of such loans.
     “Loan Document” means this Agreement, each Note, the Guaranty, the Contribution Agreement, the Security Documents, each Joinder Agreement, and each other document or instrument now or hereafter executed and delivered by an Obligor in connection with, pursuant to or relating to this Agreement.
     “Management Agreements” means agreements, whether written or oral, providing for the management of the Collateral Pool Properties or any of them.
     “Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Termination Date.
     “Material Adverse Effect” means a material adverse change in or effect on (a) the business, assets, financial condition, liabilities (actual or contingent), or results of operations or prospects of Borrower and its Subsidiaries or any other Obligor and its Subsidiaries each taken as a whole, (b) the ability of an Obligor to perform its obligations under the Loan Documents to which it is a party, (c) the validity or enforceability of such Loan Documents or the creation, perfection or priority of any Liens of Agent in the Collateral, or (d) the rights and remedies of Lenders and Agent under the Loan Documents.

     “Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any other Obligor or any of their respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
     “Mold” means surficial or airborne microbial constituents, regardless of genus, species, or whether commonly referred to as mildew, mold, mold spores, fungi, bacteria or similar description.
     “Mold Condition” means the growth or existence of Mold, in such condition, location or quantity existing on, within or under a Property as would, individually or in the aggregate, have any material adverse effect on (i) human health or the environment, as determined by an independent professional engineer generally recognized as expert in the detection, analysis and remediation of environmental matters; (ii) the value or condition of a Property, as determined by the Agent or the Borrower in their respective reasonable good faith judgment; or (iii) the business or financial condition of such Property or the owner thereof, as determined by the Agent or the Borrower in their reasonable good faith judgment.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Mortgage Receivable” means mortgage and notes receivable, including interest payments thereunder, of Borrower or any Subsidiary in a Person (other than Borrower or its Subsidiaries).
     “Mortgages” means the second mortgages, deeds to secure debt and/or deeds of trust from the Borrower or a Subsidiary Guarantor to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), as the same may be modified or amended, pursuant to which the Borrower or a Subsidiary Guarantor has conveyed or granted a mortgage lien upon or a conveyance in fee simple (or of a leasehold, if applicable) of a Collateral Pool Property as security for the Obligations subject to the lien of the Senior Loan Documents, each such mortgage entered into after the date hereof to be substantially in the form of Exhibit D, with such changes thereto as Agent may require as a result of state law or practice.
     “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
     “Negative Pledge” means a provision of any document, instrument or agreement (including any Governing Document), other than this Agreement or any other Loan Document or Senior Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
     “Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues (including termination payments) and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of 3% of the gross revenues for such Property for such period. Net Operating Income shall, as appropriate, include a Person’s pro rata share of Net Operating Income of its Unconsolidated Affiliates. Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141.
     “Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Nonrecourse Indebtedness” only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person.
     “Note” has the meaning given that term in Section 2.10(a).
     “Notice of Borrowing” means a notice in the form of Exhibit I to be delivered to the Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Loans.
     “Notice of Continuation” means a notice in the form of Exhibit J to be delivered to the Agent pursuant to Section 2.8 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
     “Notice of Conversion” means a notice in the form of Exhibit K to be delivered to the Agent pursuant to Section 2.9 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
     “Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Obligors owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
     “Obligors” means any Person now or hereafter primarily or secondarily obligated to pay all or any part of the Obligations, including Borrower and Guarantors.
     “Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the number of multifamily units actually occupied by tenants that are not affiliated with the Borrower and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate number of multifamily units of such Property.

     “OFAC” means Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
     “Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).
     “Parent” means NNN Apartment REIT, Inc., a Maryland corporation.
     “Participant” has the meaning given that term in Section 12.5(c).
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
     “PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
     “Permitted Liens” means, as to any asset or property of a Person, (a) liens securing taxes, assessments and other charges or levies imposed by any governmental authority (excluding any lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under the applicable provisions of this Agreement; (b) liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar applicable laws; (c) liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) liens in favor of the Agent for the benefit of the Lenders; (f) liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor; and (g) as to any Collateral Pool Property or Equity Collateral, liens permitted by the applicable Security Documents.
     “Person” means an individual, corporation, partnership, limited liability company, joint stock company, association, trust or unincorporated organization, joint venture, a government or any agency or political subdivision thereof, or any other entity of whatever nature.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
     “Pledge Agreement” means an Assignment of Interests (Mezzanine Loan) dated as of even date herewith, by which Borrower will collaterally assign to Lender all of the partnership and/or membership interests owned by Borrower in certain Subsidiary Guarantors which own (or lease under an Eligible Ground Lease) the Collateral Pool Properties, substantially in the form of Exhibit G.
     “Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the sum of (a) four percent (4%) per annum plus the interest rate otherwise applicable under this Agreement.
     “Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent, the Borrower, or a Subsidiary of either of them. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or a Subsidiary of Borrower; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
     “Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
     “Prime Rate” means the rate of interest per annum announced publicly by the Lender acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.
     “Principal Office” means the office of the Agent located at One Wachovia Center, Charlotte, North Carolina, or such other office of the Agent as the Agent may designate from time to time.
     “Prohibited Person” has the meaning given that term in Section 6.1(hh).
     “Property” means any parcel of real property, together with all improvements thereon, which is a multifamily property owned, leased pursuant to a ground lease or operated by Borrower, any other Obligor, or any of their respective Subsidiaries or any Unconsolidated Affiliate of Borrower and which is located in a State of the United States of America or the District of Columbia.
     “Prospectus” means the prospectus contained in the final Registration Statement (File No. 333-130945) as filed by Parent on July 19, 2006 with the Securities and Exchange Commission in connection with the IPO, as supplemented by Supplement No. 1 to the Prospectus filed on September 19, 2006.
     “Qualified Transferee” has the meaning given that term in the Intercreditor Agreement.
     “Register” has the meaning given that term in Section 12.5(e).
     “Regulatory Change” means, with respect to any Lender, any change in Applicable Law effective after the Agreement Date (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

     “REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
     “Release” has the meaning given that term in Section 6.1(p)(ii)(C).
     “Requisite Lenders” means, as of any date, Lenders whose aggregate Commitment Percentage equals or exceeds 66-2/3% (excluding Defaulting Lenders who, accordingly, are not entitled to vote), or if the Commitments (or any part thereof) are no longer in effect as a result of the terms of Section 10.2, Lenders holding at least 66-2/3% of the aggregate Funded Commitment and the Unfunded Commitment (excluding Defaulting Lenders who, accordingly, are not entitled to vote); provided that if there shall only be two Lenders, then the Requisite Lenders shall mean both of the Lenders (excluding Defaulting Lenders who, accordingly, are not entitled to vote).
     “Responsible Officer” means (a) with respect to Parent (acting as a signatory for Borrower), Parent’s President, chief financial officer, chief accounting officer or any other senior officer, (b) with respect to any other Obligor, such Obligor’s chief executive officer, chief financial officer, or any other senior officer, and (c) with respect to any Lender, any officer, partner, managing member or similar person apparently authorized to execute documents on behalf of such Lender. A Responsible Officer shall also include any other person or officer specifically authorized and designated as such by the applicable Person.
     “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower, any Obligor or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower, any Obligor or any of their respective Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower, any Obligor or any of their respective Subsidiaries now or hereafter outstanding.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
     “Senior Credit Agreement” means that certain Credit Agreement dated of even date herewith by and among the Borrower, Wachovia Bank, the other lenders that are or become parties thereto, and Wachovia Bank in its capacity as agent for itself and the other lenders that are or become parties thereto, as the same may be amended, restated, consolidated, supplemented, renewed or extended subject to the terms of the Intercreditor Agreement.
     “Security Documents” means, collectively, the Pledge Agreement, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Indemnity Agreements, the Assignment of Management Agreement and Subordination, UCC-1 financing statements and any further collateral assignments to the Agent for the benefit of the Lenders.
     “Senior Lenders” means the lenders from time to time a party to the Senior Credit Agreement, which term shall include without limitation any “Issuing Lender” and any agent, collateral agent or nominee acting on behalf of such lenders.
     “Senior Loan” means the $75,000,000.00 (subject to increase up to $200,000,000.00) credit facility made by Senior Lenders to Borrower pursuant to the Senior Credit Agreement.

     “Senior Loan Documents” means the Senior Credit Agreement and the other agreements evidencing or securing the indebtedness contemplated by the Senior Credit Agreement, as the same may be amended, restated, consolidated, supplemented, renewed or extended subject to the terms of the Intercreditor Agreement.
     “Single Asset Entity” means a bankruptcy remote, single purpose entity which is a Subsidiary of Borrower which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person (except for customary nonrecourse exceptions described in the definition of Nonrecourse Indebtedness).
     “Single Purpose Entity” has the meaning given that term in Section 7.15(b).
     “Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all Contingent Liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.
     “SPE Entity” means, with respect to any Subsidiary Guarantor that owns a Collateral Pool Property, any general partner of such Subsidiary Guarantor and any managing member of such Subsidiary Guarantor which is a Single Purpose Entity.
     “Stabilized Property” means a completed Property that has achieved an Occupancy Rate of at least eighty-five percent (85%) for a period of not less than one (1) full calendar quarter.
     “Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
     “Subsidiary Guarantors” means Apartment REIT Walker Ranch, LP, Apartment REIT Walker Ranch GP, LLC, and any additional Subsidiary that is the direct or indirect owner of a Collateral Pool Property which becomes a Guarantor.
     “Survey” means an instrument survey of each Collateral Pool Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Collateral Pool Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Collateral Pool Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.
     “Taking” means the taking or appropriation (including by deed in lieu of condemnation) of any Collateral Pool Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.
     “Tangible Net Worth” means, as of a given date, the sum of (a) the stockholders’ equity of the Parent, the Borrower and their Subsidiaries determined on a Consolidated Basis on such date plus (b) accumulated depreciation and amortization as of such date minus (c) the following (to the extent reflected in determining stockholders’ equity of the Parent, the Borrower and their Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP.
     “Taxes” has the meaning given that term in Section 3.12.
     “Termination Date” means October 31, 2009, or if the Commitments are earlier terminated pursuant to Section 2.11, such earlier termination date.
     “Title Insurance Company” means any title insurance company or companies approved by the Agent and the Borrower.
     “Title Policy” means with respect to each Collateral Pool Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Collateral Pool Property insuring the priority of the Mortgage thereon and that the Borrower or a Subsidiary Guarantor, as applicable, holds marketable fee simple title to or a valid and subsisting leasehold interest in such parcel, subject only to the lien of the Senior Loan Documents and the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require and is available in the State in which the Real Estate is located including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Collateral Pool Properties, and (vii) a “first loss” endorsement.
     “Total Asset Value” means as of any date of determination the sum (without duplication) of all of the following of the Parent and its Subsidiaries on a Consolidated Basis determined in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents, plus (b) Construction-in-Process until the earlier of (i) the date such Property is no longer a Development Property or (ii) the calendar quarter after the Property becomes a Stabilized Property, plus (c) with respect to each Property which has previously been included under clause (b) above as Construction-in-Process but is no longer eligible to be included therein owned by the Parent or any Subsidiary of Parent, the quotient of (i) Net Operating

Income attributable to such Property for the two calendar quarters most recently ended times two (2), divided by (ii) the Capitalization Rate, plus (d) the GAAP book value of Properties acquired during the most recent period of six (6) consecutive calendar quarters, plus (e) with respect to each Property which has previously been included under clause (d) but has been owned by Parent or a Subsidiary of Parent for more than six (6) consecutive calendar quarters, the quotient of (i) the Net Operating Income attributable to such Property for the two (2) calendar quarters most recently ended times two (2), divided by (ii) the Capitalization Rate, plus (f) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes. The Parent’s pro rata share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly-owned assets. For purposes of determining Total Asset Value, Net Operating Income from Properties acquired or disposed of by the Parent, any Subsidiary of Parent or any Unconsolidated Affiliate during the immediately preceding two (2) calendar quarters of the Parent shall be excluded.
     “Total Commitment” means $15,000,000.
     “Total Indebtedness” means all Indebtedness of the Parent, the Borrower and all of their Subsidiaries determined on a Consolidated Basis.
     “Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.
     “Unconsolidated Affiliate” means, in respect of any Person, any other Person (a) in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.
     “Unfunded Commitment” means as to each Lender, the amount set forth for such Lender on the signature page hereto as such Lender’s “Commitment Amount” less the amount which is outstanding as a Loan, or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.11 or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.
     “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
     “Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred or for which as of the date of determination no development or construction is planned in the following twelve (12) months.
     “Wachovia Bank” means Wachovia Bank, National Association and its successors.
     “Wholly Owned Subsidiary” means any Subsidiary of Borrower in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned by Borrower.
Section 1.0 General; References to Times.

     Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.
ARTICLE II. CREDIT FACILITY
Section 1.0 Loans.
     (a) Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, each Lender holding a portion of the Unfunded Commitment severally and not jointly agrees to make Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Unfunded Commitment; provided, that, (i) no Loan made to acquire a Collateral Pool Property shall exceed the Available Amount with respect to such Collateral Pool Property and (ii) no Loan made to acquire a Collateral Pool Property, together with the proceeds of any Senior Loan applied towards the acquisition of such Collateral Pool Property, shall exceed ninety percent (90%) of the total acquisition cost of such Collateral Pool Property (the limitations on borrowing set forth in clauses (i) and (ii) of this proviso herein referred to as the “Collateral Pool Lending Limits”). Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrower may borrow, repay and reborrow Loans hereunder, and any repayment of a Loan in accordance with the terms of this Agreement shall pro rata increase the Unfunded Commitment of the Lenders holding such Unfunded Commitment by the principal amount of such prepayment.
     (b) Requesting Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Loans. Each Notice of Borrowing shall be delivered to the Agent (i) before 11:00 a.m. in the case of LIBOR Loans, on the date three (3) Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one (1) Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) or the information contained in a telephonic notice of borrowing (if such telephonic notice is received prior to a Notice of Borrowing) to each Lender holding a portion of the Unfunded Commitment promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.
     (c) Disbursements of Loan Proceeds. No later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Lender holding an Unfunded Commitment will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower in Dollars, in immediately available funds, no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.
Section 2.0 [Intentionally Omitted.]
Section 3.0 [Intentionally Omitted.]
Section 4.0 Rates and Payment of Interest on Loans.
     (a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
          (i) during such periods as a Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus (x) for the first one hundred twenty (120) days following the making of such Loan, five percent (5.0%) per annum, and thereafter nine percent (9.0%) per annum; and
          (ii) during such periods as a Loan is a LIBOR Loan, at the Adjusted Eurodollar Rate for such Loan for the Interest Period therefor plus (x) for the first one hundred twenty (120) days following the making of such Loan, six percent (6.0%) per annum, and thereafter ten percent (10.0%) per annum.
Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
     (b) Payment of Interest. Accrued interest on each Loan shall be payable in arrears (i) in the case of a Base Rate Loan on the first day of each calendar month, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor, and (iii) in the case of any Loan, upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error (that is an obvious mathematical error).
Section 5.0 Number of Interest Periods.
     There may be no more than ten (10) different Interest Periods for LIBOR Loans that are Loans outstanding at the same time.
Section 6.0 Repayment of Loans.
     The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement, on the Termination Date.
     Section 7.0 Prepayments.

     (a) Optional. Subject to Section 4.4, the Borrower may prepay any Loan advanced in connection with the purchase of a Collateral Pool Property at any time on or prior to the date which is one hundred twenty (120) days from the date such Loan was originally made without premium or penalty. The Borrower shall give the Agent at least one (1) Business Day’s prior written notice of the prepayment of any Loan and identify the advance which is being prepaid. Prepayments shall be accompanied by the payment of all accrued interest on the amount so prepaid. Except as provided in this Section 2.7(a) and except in connection with a prepayment as a result of a casualty or condemnation, no other prepayments of the Loans shall be permitted.
     (b) Mandatory. If at any time the aggregate principal amount of all outstanding Loans exceeds the amount of the Total Commitment in effect at such time, the Borrower shall immediately pay to the Agent for the accounts of the Lenders the amount of such excess. Such payment shall be applied by the Agent to pay any Loans Outstanding pro rata in accordance with Section 3.2. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.
     (c) Equity Proceeds. The Borrower, to the extent prepayment is permitted under Section 2.7(a), shall cause the net proceeds of any Equity Issuance (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Obligor) to be paid to Agent for the account of the applicable Lender within three (3) days of receipt of such proceeds as a prepayment of the Loans; provided that so long as no Default or Event of Default has occurred, Borrower may retain an amount not to exceed $250,000.00 of such proceeds as working capital.
Section 8.0 Continuation.
     So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, with respect to any Loan that is a LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower’s giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third (3rd) Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each applicable Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any such LIBOR Loan in accordance with this Section, or shall fail to give a timely Notice of Continuation with respect to a Base Rate Loan, or if a Default or Event of Default shall have occurred and be continuing, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into (or, with respect to a Base Rate Loan, continue as) a Base Rate Loan notwithstanding the first sentence of Section 2.9 or the Borrower’s failure to comply with any of the terms of such Section.
Section 9.0 Conversion.
     So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a Loan that is a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third (3rd) Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each applicable Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 10.0 Notes.
     (a) Note. The Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit L (each a “Note”), payable to the order of such Lender in a principal amount equal to the amount of the Loans made (or acquired) by it evidenced thereby.
     (b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error (that is an obvious mathematical error).
     (c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 11.0 Voluntary Reductions of the Commitment.
     The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments at any time and from time to time without penalty or premium upon not less than fifteen (15) Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent. The Agent will promptly transmit such notice to each Lender. The Commitments may not be reduced below $7,500,000.00 in the aggregate unless the Borrower terminates the Commitments in their entirety, and, once terminated or reduced, the Commitments may not be increased or reinstated. Each reduction of the Commitment hereunder shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess thereof.
Section 12.0 [Intentionally Omitted.]
Section 13.0 Amount Limitations.
     Notwithstanding any other term of this Agreement or any other Loan Document, at no time may the aggregate principal amount of all outstanding Loans exceed the Total Commitment at such time.
Section 14.0 [Intentionally Omitted.]

Section 15.0 Advances by Agent.
     Unless the Agent shall have been notified by any applicable Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Loan available to the Agent on the date of the requested borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Rate. Subject to the terms of this Agreement (including, without limitation, Section 12.15), Borrower does not waive any claim that it may have against a Defaulting Lender.
Section 16.0 [Intentionally Omitted.]
Section 17.0 Appraisals; Appraised Value.
     (a) The Agent may, for the purpose of determining the current Appraised Value of the Collateral Pool Properties, obtain new Appraisals or an update to existing Appraisals with respect to the Collateral Pool Properties, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, or (ii) at any time following a Default or Event of Default, or (iii) if the Agent reasonably believes that there has been a material adverse change with respect to any Collateral Pool Property including, without limitation, a material change in the market in which any Collateral Pool Property is located which may affect the value of such Collateral Pool Property. The expense of such Appraisals and/or updates performed pursuant to this Section 2.17(a) shall be borne by the Borrower and payable to Agent within fifteen (15) days of demand.
     (b) The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.
Section 18.0 Acquisition of Collateral Pool Properties after the Effective Date.
     (a) After the Effective Date, the Borrower may request that the Lenders holding Unfunded Commitments make additional Loans for purposes of acquiring one or more Collateral Pool Properties (a “Potential Collateral Pool Property”), subject to the satisfaction by the Borrower of the conditions set forth in Section 5.2 and this Section 2.18:
          (i) such Potential Collateral Pool Property shall be Eligible Real Estate;

          (ii) such Loan shall satisfy the Collateral Pool Lending Limits;
          (iii) the proposed owner of any such Potential Collateral Pool Property shall be a Wholly Owned Subsidiary of the Borrower and:
               (A) such Subsidiary (and any indirect owner of such Subsidiary if the owner of such Property is or is to become a Subsidiary Guarantor) shall have executed a Joinder Agreement to the extent not previously delivered;
               (B) such Subsidiary shall deliver to Agent the items that would have been delivered under Sections 5.1(a)(iv) through (viii) if such Subsidiary (and any Person having an interest in such Subsidiary) had been a Subsidiary Guarantor on the Effective Date;
               (C) the Agent shall have a first priority perfected lien on 100% of the Equity Interests in the Subsidiary owning such Collateral Pool Property (the Pledge Agreement may be amended to include the Equity Interest in such Subsidiary as collateral thereunder);
               (D) the Agent shall have approved the organizational structure of such Subsidiary and the Governing Documents of such Subsidiary Guarantor and any SPE Entity, which shall comply with the provisions of Section 7.15; and
               (E) the Borrower shall have delivered to Agent certificates satisfactory to Agent evidencing such Equity Interests in such Subsidiary or Subsidiaries that are to be pledged in favor of the Agent pursuant to the Pledge Agreement;
          (iv) the Borrower shall have delivered to Agent for the benefit of the Lenders making such advance a Note executed by Borrower complying with the applicable provisions of Section 2.10 (which Note shall be promptly forwarded to the Agent to the applicable Lenders), Borrower and the Guarantors shall deliver to Agent such amendments to the existing Security Documents and other Loan Documents as Agent may reasonably require such that the existing Security Documents and other Loan Documents evidence, secure and guarantee such Loan, and Borrower shall deliver to Agent such endorsements to the Title Policies of Agent as Agent may reasonably require;
          (v) after giving effect to the inclusion of such Potential Collateral Pool Property, each of the representations and warranties made by or on behalf of the Borrower and each other Obligor contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and accurate in all material respects both as of the date as of which it was made and shall also be true and accurate as of the time of the addition of the Collateral Pool Property, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and no Default or Event of Default shall have occurred and be continuing (including, without limitation, any Default under Section 9.14);
          (vi) the Borrower shall have engaged Wachovia Capital Markets, LLC to arrange permanent financing on such Potential Collateral Pool Property;
          (vii) an advance for the purchase of such Potential Collateral Pool Property shall be made under the Senior Loan Documents;
          (viii) the Borrower or the Subsidiary which is to be the owner of the Potential Collateral Pool Property shall have executed and delivered to the Agent all Eligible Real Estate

Qualification Documents, together with such opinions of counsel (including, without limitation, a non-consolidation opinion) as may be required by the Agent, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent; and
          (ix) the Agent and the Lenders holding the Unfunded Commitment shall have consented to the acquisition of such Potential Collateral Pool Property (which consent may be withheld in their sole and absolute discretion, it being understood and agreed that notwithstanding anything in the Loan Documents to the contrary, the Lenders holding the Unfunded Commitment may decline to make an advance with respect to any Potential Collateral Pool Property in their sole and absolute discretion).
Section 19.0 Release of Collateral Pool Property.
     Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2.19), the Agent shall release a Collateral Pool Property and the Equity Interests pledged pursuant to the Pledge Agreement in the Subsidiary Guarantor owning such Collateral Pool Property from the lien or security title of the Security Documents encumbering the same upon the following terms and conditions:
     (a) the Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;
     (b) upon Agent’s request, the Borrower shall submit to the Agent a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under Section 8.1 or Section 8.2 adjusted in the best good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;
     (c) the Borrower shall have paid in full in accordance with Section 2.7(a) the Loan or Loans (including all accrued and unpaid interest and other amounts due with respect thereto pursuant to the Loan Documents) made to the Borrower for purposes of acquiring such Collateral Pool Property;
     (d) all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;
     (e) the Borrower shall pay all reasonable costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees;
     (f) such release shall be permitted under the Senior Loan Documents, upon consummation thereof no default or event of default under any of the Senior Loan Documents shall exist, and such Collateral Pool Property shall be released from the Senior Loan Documents;
     (g) none of the Subsidiary Guarantors in which Equity Interests are to be released shall directly or indirectly own any Collateral Pool Property; and
     (h) without limiting or affecting any other provision hereof, any release of a Collateral Pool Property will not cause the Borrower to be in violation of the covenants set forth in Sections 9.1 or 9.14.
ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 1 .0 Payments.
     Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in

Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Sections 3.2 and 3.3., the Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of Borrower with the Agent. The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than one (1) Business Day after receipt. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
Section 2.0 Pro Rata Treatment.
     Except to the extent otherwise provided herein: (i) each borrowing from the Lenders under Section 2.1(a) shall be made from the Lenders, each payment of the Fees under Section 3.6(a) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.11 shall be applied to the respective Commitments of the Lenders holding Unfunded Commitments, pro rata according to the amounts of their respective Unfunded Commitments; (ii) each payment of principal of Loans by the Borrower shall be made for the account of the Lenders holding Funded Commitments pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that any prepayment of a Loan made to acquire a Collateral Pool Property which is prepaid shall be paid solely to the Lender or Lenders making such advance, and provided further that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders holding Funded Commitments pro rata in accordance with their respective Funded Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders holding Funded Commitments pro rata in accordance with their respective Funded Commitments; (iii) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders holding Funded Commitments pro rata in accordance with the amount of interest on such Loans then due and payable to the respective Lenders; and (iv) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.
Section 3.0 Sharing of Payments, Etc.
     If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or an Obligor through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to some or all of the Lenders pro rata in accordance with Section 3.2 or Section 10.3, as applicable, such Lender shall promptly purchase from the other applicable Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by such other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the applicable Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 10.3. To such end, all the applicable Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 4.0 Several Obligations.
     No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 5.0 [Intentionally Omitted.]
Section 6.0 Fees.
     (a) Unused Fee. Borrower agrees to pay Agent for the account of each Lender holding an Unfunded Commitment an annual unused fee calculated at the rate per annum set forth below on the average daily amount by which the Total Commitment exceeds the sum of outstanding Loans during such calendar quarter for the period from and including the Agreement Date to but excluding the date the Total Commitment is terminated or reduced to zero or the Termination Date. The unused fee shall be calculated based on the ratio (expressed as a percentage) of (a) the average daily amount of the sum of outstanding Loans during such calendar quarter to (b) the Total Commitment as follows:

Ratio of Outstanding principal
balance of Loans to Total
Commitment	Rate
Less than 50%	0.75%
Greater than or equal to 50%	0.50%
Such fee when paid shall be non-refundable and shall be paid in arrears on (i) the last Business Day of March, June, September and December, (ii) the date of each reduction of the Commitments (but only on the amount of the reduction) and (iii) the Termination Date.
     (b) Administrative and Other Fees. The Borrower agrees to pay the reasonable administrative and other fees of the Agent as may be agreed to in writing from time to time.

Section 7.0 Computations.
     Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days (or a year of 365 days in the case of Base Rate Loans) and the actual number of days elapsed.
Section 8.0 Usury.
     In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.
Section 9.0 Agreement Regarding Interest and Charges.
     The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, up-front fees, commitment fees, facility fees, unused fee, exit fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, or any other similar amounts are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. Borrower hereby acknowledges and agrees that the Lenders have imposed no minimum borrowing requirements, reserve or escrow balances or compensating balances related in any way to the Obligations. Any use by Borrower of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of Borrower. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 10.0 Statements of Account.
     The Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 11.0 Defaulting Lenders.
     (a) Generally. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of all of the Lenders or the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under Section 3.11(b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default. Subject to the terms of this Agreement (including, without limitation, Section 12.15), Borrower does not waive any claim that it may have against a Defaulting Lender.
     (b) Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitment. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than fifteen (15) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right. If after such fifteenth (15th) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to a transferee permitted by Section 12.5 approved by Agent (such approval not to be unreasonably withheld or delayed) subject to and in accordance with the provisions of Section 12.5(d) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (except as expressly provided in this Section 3.11(b)). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding a transferee permitted by Section 12.5. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 12.5(d), shall pay to the Agent an assignment fee in the amount of $3,500. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of Section 3.11(a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 12.0 Taxes.
     (a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, and (ii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:
          (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;
          (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and
          (iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.
     (b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.
     (c) Tax Forms. Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent (but only so long as such Lender or participant is or remains lawfully able to do so) such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or participant indicating whether payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax or (ii) not subject to United States Federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Lender or participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise wholly exempt; provided that nothing herein (including, without limitation, the failure or inability to provide any of such certificates, documents or other evidence) shall relieve the Borrower of its obligations under this Section 3.12. In addition, any such Lender or participant shall deliver to the Borrower and the Agent (but only so long as such Lender or participant is or remains lawfully able to do so) further copies of any such certificate, document or other evidence on or before the date that any such certificate, document or other evidence expires or becomes obsolete.

ARTICLE IV. YIELD PROTECTION, ETC.
Section 1.0 Additional Costs; Capital Adequacy.
     (a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Adjusted Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).
     (b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of Section 4.1(a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).
     (c) [Intentionally Omitted.]
     (d) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided further, however, that notwithstanding the foregoing provisions of this Section, the Agent or a Lender, as the case may be, shall not be entitled to compensation for any such amount relating to any period ending more than six (6) months prior to the date that the Agent or such Lender, as applicable, first notifies the Borrower in writing thereof. The Agent and or such Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error (that is an obvious mathematical error), determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 2.0 Suspension of LIBOR Loans.
     Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted Eurodollar Rate for any Interest Period:
     (a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or
     (b) the Agent reasonably determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate as determined by the Agent will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;
then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.
Section 3.0 Illegality.
     Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6 shall be applicable).
Section 4.0 Compensation.
     The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:
     (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
     (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Each Lender may use any reasonable averaging and attribution methods generally applied by such Lender and may include, without limitation, administrative costs as a component of such loss, cost or expense. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.0 Affected Lenders.
     If (a) a Lender requests compensation pursuant to Section 3.12 or 4.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower, within thirty (30) days of such request for compensation or suspension, as applicable, may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitments to a transferee subject to and in accordance with the provisions of Section 12.5(d) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or (ii) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding a transferee permitted by Section 12.5. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12, 4.1 or 4.4.
Section 6.0 Treatment of Affected Loans.
     If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b), 4.2 or 4.3, then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1(b) or 4.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 that gave rise to such Conversion no longer exist:
     (a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
     (b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1 or 4.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Loans that are Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 7.0 Change of Lending Office.
     Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12, 4.1 or 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 8.0 Assumptions Concerning Funding of LIBOR Loans.
     Calculation of all amounts payable to a Lender under this Article IV shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.
ARTICLE V. CONDITIONS PRECEDENT
Section 1.0 Initial Conditions Precedent.
     In the event that the Lenders holding Unfunded Commitments elect to make a Loan as provided in this Agreement, the obligation of such Lenders to effect or permit the occurrence of the first Credit Event hereunder is subject to the following conditions precedent:
     (a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:
          (i) Counterparts of this Agreement executed by each of the parties hereto;
          (ii) Notes executed by the Borrower payable to each Lender funding a Loan on the date of such first Credit Event and complying with the applicable provisions of Section 2.10 (which Notes shall be promptly forwarded by the Agent to the applicable Lender);
          (iii) The Guaranty executed by each Guarantor existing as of the Effective Date;
          (iv) The Security Documents relating to the Collateral Pool Properties and the Equity Collateral existing as of the Effective Date, together with the Eligible Real Estate Qualification Documents for such Collateral Pool Properties;
          (v) A favorable opinion of counsel to the Obligors, addressed to the Agent, addressing such matters as Agent may reasonably require (provided that such opinion shall not address compliance with zoning or “best available remedies” under applicable state law or the enforceability of any provisions of the Guaranty which reference California law (except with respect to Collateral Properties located in California);
          (vi) The Governing Documents of Borrower, each Guarantor and each general partner, managing member (or Person performing similar functions) of such Persons certified as of a recent date by the Secretary of State of the State of formation of the applicable Person;
          (vii) A good standing certificate with respect to Borrower, each Guarantor and each general partner, managing member (or Person performing similar functions) of such Persons issued as of a recent date by the appropriate Secretary of State (and any state department of taxation, as applicable) and certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable), of each state in which such Person is organized, in which the Collateral Pool Properties owned (or leased pursuant to an Eligible Ground Lease) by such Person are located, and wherever such Person is required to be so qualified and where the failure to be so qualified would have, in each instance, a Material Adverse Effect;
          (viii) A certificate of incumbency signed by the general partner, secretary (or Person performing similar functions) of Borrower, each Guarantor and their respective general partners, managing members (or Person performing similar functions) as to each of the partners, officers or other Persons authorized to execute and deliver the Loan Documents to which any of them is a party and the officers or other representatives of the Borrower then authorized to deliver Notices of Borrowing, Notices of Continuation and Notices of Conversion;
          (ix) Copies, certified by the general partner, secretary or other authorized Person of each of the Borrower, the Guarantors and their respective general partners, managing members (or Persons performing similar functions) of such Persons of all partnership, limited liability company, corporate (or comparable) action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which such Persons are a party;
          (x) A copy of each document or agreement evidencing any of the Indebtedness described in Schedule 6.1(g) as Agent may request, in each case certified as true, correct and complete by the chief operating officer or chief financial officer of the Borrower;
          (xi) The Fees then due and payable under Section 3.6, and any other Fees payable to the Agent and the Lenders on or prior to the Effective Date;
          (xii) A pro forma Compliance Certificate calculated as of the Agreement Date;
          (xiii) Evidence of the closing of the Senior Loan;
          (xiv) An original executed counterpart of the Intercreditor Agreement; and
          (xv) Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and
     (b) In the good faith judgment of the Agent and the Lenders:
          (i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower, the other Obligors, their respective Subsidiaries and the Collateral Pool Properties delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;
          (ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Obligor to fulfill the respective obligations under the Loan Documents to which it is a party;

          (iii) The Borrower, the other Obligors and their respective Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Obligor is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Obligor to fulfill their respective obligations under the Loan Documents to which it is a party;
          (iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents; and
          (v) The Formation Transactions and the IPO shall have been consummated, the Parent shall have received gross cash proceeds from the IPO in an amount not less than $4,500,000.00, and the Agent and the Lenders shall be satisfied with the debt, ownership, management and capitalization transactions relating to Borrower and Parent.
Section 2.0 Conditions Precedent to All Loans.
     (a) In the event that the Lenders holding Unfunded Commitments elect to make a Loan as provided in this Agreement, the obligations of such Lenders to make any Loans are all subject to the further condition precedent that: (i) no Default or Event of Default shall have occurred and be continuing as of the date of the making of such Loan or would exist immediately after giving effect thereto; (ii) the representations and warranties made or deemed made by the Borrower and each other Obligor in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (and without regard to any qualifications limiting such representations to knowledge or belief) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, (iii) in the case of the borrowing of Loans, the Agent shall have received a timely Notice of Borrowing, and (iv) each of the conditions set forth in Section 2.18 shall have been satisfied. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made that all applicable conditions to the making of such Loan contained in Article V have been satisfied.
     (b) At such times as Agent shall determine in its discretion prior to each funding, to the extent available under applicable law, a “date down” endorsement to each Title Policy indicating no change in the state of title and containing no survey exceptions not approved by the Agent, which endorsement shall, expressly or by virtue of a proper “revolving credit” clause or endorsement in each Title Policy, increase the coverage of each Title Policy to the aggregate amount of all Loans advanced and outstanding on or before the effective date of such endorsement (provided that the amount of coverage under an individual Title Policy for an individual Collateral Pool Property need not equal the aggregate amount of all Loans), or if such endorsement is not available, such other evidence and assurances as the Agent may reasonably require (which evidence may include, without limitation, an affidavit from the

Borrower stating that there have been no changes in title from the date of the last effective date of the Title Policy).
     (c) As a condition precedent to the Lenders making any Loans available to the Borrower hereunder, the Borrower will pay to the Agent any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Collateral Pool Properties are located, and deliver to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on the Collateral Pool Property located in such state secure the Borrower’s obligation with respect to the Loans then being requested by the Borrower. The provisions of this Section 5.2(c) shall not limit the Borrower’s obligations under other provisions of the Loan Documents, including without limitation Sections 12.2 and 12.9 hereof.
Section 3.0 Conditions as Covenants.
     If the Lenders make any Loans prior to the satisfaction of all applicable conditions precedent set forth in Sections 5.1 and 5.2, the Borrower shall nevertheless cause such condition or conditions to be satisfied within five (5) Business Days after the date of the making of such Loans. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 5.1 and 5.2 or such Lender has waived such conditions.
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
Section 1.0 Representations and Warranties.
     In order to induce the Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Agent and each Lender as follows:
     (a) Organization; Power; Qualification. Each of the Borrower, the other Obligors and their respective Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the Collateral Pool Properties owned by it are located and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
     (b) Ownership Structure. As of the Agreement Date Part I of Schedule 6.1(b) is a complete and correct list or diagram of all Subsidiaries of Borrower and the other Obligors setting forth for each such Subsidiary (i) the jurisdiction of organization of such Subsidiary, (ii) each Obligor which holds any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. Except as disclosed in such Schedule, as of the Agreement Date (i) each Obligor and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) and Negative Pledges, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable, and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date Part II of Schedule 6.1(b) correctly sets forth or diagrams all Unconsolidated Affiliates of Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by Borrower.
     (c) Authorization of Agreement, Etc. Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Borrower and each other Obligor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Obligor is a party have been duly executed and delivered by the duly authorized officers or other representatives of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.
     (d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Obligor is a party in accordance with their respective terms, the borrowings and other extensions of credit hereunder and the consummation of the Formation Transactions and the IPO do not and will not, by the passage of time, the giving of notice, or both: (i) except as set forth on Schedule 6.1(d) as to the IPO, require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Obligor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Obligor, or any indenture, agreement or other instrument to which the Borrower or any other Obligor is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Obligor.
     (e) Compliance with Law; Governmental Approvals, Agreements. The Borrower, each other Obligor, and each of their respective Subsidiaries is in compliance with its Governing Documents, each agreement, judgment, decree or order to which any of them is a party or by which any of them or their properties may be bound, each Governmental Approval applicable to it and in compliance with all other Applicable Law (including without limitation, Environmental Laws) relating to such Person except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a Default or an Event of Default or have a Material Adverse Effect.
     (f) Title to Properties; Liens; Title Insurance. As of the Agreement Date, Part I of Schedule 6.1(f) sets forth all of the real property owned or leased by the Borrower, each other Obligor and each of their respective Subsidiaries. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets subject to Permitted Liens. Each of the Borrower, the other Obligors and their respective Subsidiaries have title to their properties sufficient for the conduct of their business. The Borrower or another Obligor is with respect to all Collateral Pool Properties and other real property reasonably necessary for the operation of its business, the named insured under a policy of title insurance issued by a title insurer operating in the jurisdiction where such real property is located. As to each such policy of title insurance (i) the coverage amount equals or exceeds the acquisition cost of the related real property and any improvements added thereto by such Person; (ii) no claims are pending that, if adversely determined, have had or could reasonably be expected to have a Material Adverse Effect; and

(iii) no title insurer has given notice to the insured Person that such policy of title insurance is no longer in effect. Neither Borrower, any other Obligor nor any of their respective Subsidiaries has knowledge of any defect in title of any Property that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
     (g) Existing Indebtedness. Schedule 6.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Borrower, the other Obligors and their respective Subsidiaries, including without limitation, Contingent Liabilities of the Borrower and the other Obligors and their respective Subsidiaries. The Borrower, the other Obligors, and their respective Subsidiaries have performed and are in compliance with all of the material terms of all Indebtedness of such Persons and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.
     (h) Material Contracts. Each of the Borrower, the other Obligors and their respective Subsidiaries that is a party to any Material Contract is in compliance with all of the material terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
     (i) Litigation. Except as set forth on Schedule 6.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective property in any court, or before any tribunal, administrative agency, board, arbitrator or mediator of any kind or before or by any other Governmental Authority which has had or could reasonably be expected to have a Material Adverse Effect, which question the validity or enforceability of any of the Loan Documents or the perfection or priority of any lien, security title or security interest created or intended to be created in the Collateral or which relate to the Formation Transactions or the IPO. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any other Obligor, or any of their respective Subsidiaries which has had or could be reasonably expected to have a Material Adverse Effect. There are no judgments outstanding against or affecting the Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective properties individually or in the aggregate involving amounts in excess of $5,000,000.
     (j) Taxes. All federal, state and other tax returns of the Borrower, any other Obligor or any of their respective Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, each other Obligor, any of their respective Subsidiaries and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Obligor or any of their respective Subsidiaries is under audit. All charges, accruals and reserves on the books of the Borrower, any other Obligor and each of their respective Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.
     (k) Financial Statements. Borrower has furnished to each Lender copies of (i) the pro forma consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the Agreement Date (after giving effect to the Formation Transactions and the IPO), and (ii) the pro forma consolidated balance sheet of Parent and its consolidated Subsidiaries as of the Agreement Date (after giving effect to the Formation Transactions and the IPO). Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Borrower and its consolidated

Subsidiaries or Parent and its consolidated Subsidiaries, as applicable, as at their respective dates and the results of operations and the cash flow for such periods. Such statements included in item (iii) above are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved the Net Operating Income for such periods. Neither Borrower, Parent, nor any Subsidiary of Borrower or Parent has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, or unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements or except as set forth on Schedule 6.1(k).
     (l) No Material Adverse Change. Since the Agreement Date, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower, the Obligors or their respective Subsidiaries. Each of the Borrower, the other Obligors and their respective Subsidiaries are Solvent.
     (m) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
     (n) No Plan Assets; No Prohibited Transaction. None of the assets of the Borrower, any other Obligor or their respective Subsidiaries constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
     (o) Absence of Defaults. None of the Borrower, any other Obligor nor any of their respective Subsidiaries is in default under its Governing Documents, and no event has occurred, which has not been remedied, cured or irrevocably waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by Borrower, any other Obligor or any of their respective Subsidiaries under any agreement (other than this Agreement) or judgment, decree or order to which Borrower, any other Obligor or any of their respective Subsidiaries is a party or by which any Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, involve Indebtedness or other obligations or liabilities in excess of $5,000,000.
     (p) Environmental Matters.
          (i) The Borrower, each other Obligor and each of their respective Subsidiaries is in compliance with the requirements of all applicable Environmental Laws except for the matters (A) set forth on Schedule 6.1(p) or disclosed in the written environmental assessment reports with respect to a Collateral Pool Property provided to the Agent and (B) such other non-compliance which with respect to

Properties other than the Collateral Pool Properties, in any event, either individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
          (ii) (A) No portion of the Collateral Pool Properties has been used for the handling, processing, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Collateral Pool Properties except those which are being operated and maintained in compliance with Environmental Laws; (B) in the course of any activities conducted by the Borrower, any Guarantor, their respective Subsidiaries or, to the best knowledge and belief of the Borrower, the operators of their properties, no Hazardous Materials have been generated or are being used on the Property except for small quantities in the ordinary course of business and in compliance with applicable Environmental Laws; (C) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of multifamily apartments in the ordinary course of business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Materials on, upon, into or from the Collateral Pool Properties, which Release would have a material adverse effect on the value of such Collateral Pool Properties or adjacent properties, or from any other real estate, which Release has had or could reasonably be expected to have a Material Adverse Effect; (D) except as set forth on Schedule 6.1(p) hereto, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Collateral Pool Properties which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a Material Adverse Effect on the value of, any Collateral Pool Property; and (E) neither the Borrower, any Guarantor nor any Collateral Pool Property is subject to any applicable Environmental Law requiring the performance of Hazardous Materials site assessments, or the removal or remediation of Hazardous Materials, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby except for such matters that shall be complied with as of the Agreement Date.
          (iii) Except for the matters set forth on Schedule 6.1(p) or disclosed in the written environmental assessment reports with respect to a Collateral Pool Property provided to the Agent and any of the following matters or liabilities that with respect to Properties other than the Collateral Pool Properties, in any event, either individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, neither the Borrower, any other Obligor nor any of their respective Subsidiaries (A) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with (1) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (2) the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the Release or threatened Release of any Hazardous Materials into the environment, (B) has any threatened or actual liability in connection with the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the Release or threatened Release of any Hazardous Materials into the environment, (C) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or a Release or threatened Release of any Hazardous Materials into the environment for which the Borrower, any Obligor or any of their respective Subsidiaries is or may be liable, or (D) has received notice that a Borrower, any Obligor or any of their respective Subsidiaries is or may be liable to any Person under any Environmental Law.
          (iv) No Property is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards, or if any such Property is located in such a special flood hazard area, then the Borrower has obtained all insurance that is required to be maintained by law or which is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower operates except with respect to Properties other than the Collateral Pool Properties where such failure individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.
          (v) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or affecting the Collateral Pool Properties.
          (vi) Except as set forth in the written environmental assessments delivered to the Agent prior to the acquisition of a Collateral Pool Property as Collateral, no asbestos is located in or on any Collateral Pool Property.
          (vii) Borrower has not received any claim by any party that any use, operation, or condition of any Collateral Pool Property has caused any nuisance or any other liability or adverse condition on any other property which as to any Property other than a Collateral Pool Property has had or could reasonably be expected to have a Material Adverse Effect, nor is there any knowledge of any basis for such a claim.
          (viii) Neither the improvements located on the Collateral Pool Properties nor any operations therein, is now or has been damaged, impacted, or otherwise affected by or subject to the growth or existence of a Mold Condition.
     (q) Investment Company. None of the Borrower, any other Obligor or any of their respective Subsidiaries, is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party except for certain state “blue sky” laws which may prohibit Parent from borrowing in excess of 300% of its “Net Assets” unless approved by a majority of the independent directors of Parent and disclosed in the next quarterly report of the Parent along with a justification for the excess.
     (r) Margin Stock. None of the Borrower, any other Obligor or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” or a “margin security” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.
     (s) Affiliate Transactions. Except as permitted by Section 9.10 and as contemplated by the Prospectus, none of the Borrower, any other Obligor or any of their respective Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate (but not any Subsidiary of Borrower) of any Borrower, any other Obligor or any of their respective Subsidiaries is a party.
     (t) Intellectual Property. Except as has not had and could not be reasonably expected to have a Material Adverse Effect, (i) the Borrower, each other Obligor and each of their respective Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person; (ii) the Borrower, and each other Obligor and each of their respective Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property; (iii) no claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower, any other Obligor or any of their respective Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property; and (iv) the use of such Intellectual Property by the Borrower, the other Obligors and each of their respective Subsidiaries, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, the other Obligors or any of their respective Subsidiaries.
     (u) Business. The Borrower, the other Obligors and each of their respective Subsidiaries are engaged substantially in the business of the acquisition, disposition, financing, ownership, development rehabilitation, leasing, operation and management of multifamily buildings and other business activities related or incidental thereto.
     (v) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby except normal accounting, legal or other related or normal charges. No other similar fees or commissions will be payable by any Obligor for any other services rendered to the Borrower, any of the Subsidiaries of the Borrower or any other Obligor or any other Obligor ancillary to the transactions contemplated hereby.
     (w) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Obligor or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any other Obligor or any of their respective Subsidiaries or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. The written information, reports and other papers and data with respect to the Borrower, any other Obligor or any of their respective Subsidiaries or the Collateral Pool Properties (other than projections and other forward-looking statements) furnished to the Agent or the Lenders in connection with or relating in any way to this Agreement was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter. All financial statements furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Obligor or any of their respective Subsidiaries in connection with or relating in any way to this Agreement with respect to Borrower, any other Obligor, any of their respective Subsidiaries or the Collateral Pool Properties, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by, or on behalf of the Borrower, any other Obligor or any of their respective Subsidiaries that have been or may hereafter be made available to the Agent or any Lender with respect to Borrower, any other Obligor, any of their respective Subsidiaries or the Collateral Pool Properties were or will be prepared in good faith based on reasonable assumptions. No fact or circumstance is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date.

     (x) REIT Status. Commencing with the election to be made by Parent in 2007 for calendar year 2006 and subsequent years, Parent will qualify as a REIT, will elect to be treated as a REIT, and will be in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow Parent to maintain its status as a REIT.
     (y) Collateral Pool Properties. As of the Agreement Date, Schedule 6.1(y) is a correct and complete list of all Collateral Pool Properties. Each of the Collateral Pool Properties included by the Borrower in calculations of the Collateral Pool Value satisfies all of the requirements contained in this Agreement for the same to be included therein.
     (z) Insurance. The Borrower, the other Obligors and their respective Subsidiaries have insurance covering the Borrower, the other Obligors and their respective Subsidiaries and their respective Properties in such amounts and against such risks and casualties as are required by this Agreement. As of the Agreement Date, none of the Borrower, any other Obligor nor any of their respective Subsidiaries has received notice that any such insurance has been cancelled, not renewed, or impaired in any way.
     (aa) Ownership of Borrower. Parent is the sole general partner of Borrower and owns free of any Lien or other claim not less than a 99.99% Equity Interest in Borrower as a general and limited partner thereof.
     (bb) No Bankruptcy Filing. None of the Borrower, any Obligor or any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrower has no knowledge of any Person threatening the filing of any such petition against any of the Borrower, any Obligor or any of their respective Subsidiaries.
     (cc) No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or any other Obligor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
     (dd) Transaction in Best Interests of Borrower and Obligors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and the other Obligors and the creditors of such Persons. The direct and indirect benefits to inure to the Borrower and the other Obligors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the other Obligors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Obligations, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and the other Obligors to have available financing to conduct and expand their business. The Borrower and the other Obligors constitute a single integrated financial enterprise and each receives a benefit from the availability of credit under this Agreement to the Borrower.
     (ee) Property. All of the Collateral Pool Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear. The Collateral Pool Properties, and the use and operation thereof, are in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws. Except as disclosed to Agent in writing prior to the acceptance of a Collateral Pool Property as Collateral, the zoning laws permit use of the improvements on the Collateral Pool Properties for their current use without reliance on any “grandfathering” or non-conforming use provisions of applicable zoning laws. There is such number of parking spaces on the lot or lots on which the Collateral Pool Property is located as is adequate under the zoning laws and regulations to permit use of the Collateral Pool Property for its current use. There are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation or other violations affecting, against, or with respect to, the Collateral Pool Property or any part thereof. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of each Collateral Pool Property are installed to the property lines of such Collateral Pool Property through dedicated public rights of way or through perpetual private easements approved by the Agent with respect to which the applicable Mortgage creates a valid and enforceable second lien (subject only to the lien created pursuant to the Senior Loan Documents) and are connected to the buildings located thereon with valid permits and are adequate to service such buildings in compliance with applicable law. The streets abutting the Collateral Pool Properties are dedicated and accepted public roads, to which the Collateral Pool Properties have direct access, or are perpetual private ways (with direct access to public roads) to which the Collateral Pool Properties have direct access approved by the Agent and with respect to which the applicable Mortgage creates a valid and enforceable second lien (subject only to the lien created pursuant to the Senior Loan Documents). All private ways providing access to the Collateral Pool Properties are zoned in a manner which will permit access to the Collateral Pool Properties over such ways by trucks and other commercial and industrial vehicles. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Collateral Pool Properties which are payable by the Borrower or any Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Each Collateral Pool Property is separately assessed for purposes of real estate tax assessment and payment. No abatement proceedings are pending with reference to any real estate taxes assessed against the Collateral Pool Properties, other than with respect to taxes which have been paid under protest and which are being contested in good faith in accordance with the terms of this Agreement. There are no pending, or to the knowledge of Borrower threatened or contemplated, Takings against any of the Collateral Pool Properties. None of the Collateral Pool Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty. Neither the Borrower nor any of the Guarantors has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Collateral Pool Properties or canceling or threatening to cancel any policy of insurance, and each of the Collateral Pool Properties complies with the material requirements of all of the Borrower’s and the Guarantors’ insurance carriers. Except as listed on Schedule 6.1(ee), or with respect to the Collateral Pool Properties added after the Agreement Date as disclosed to Agent in writing, the Borrower has no Management Agreements for any of the Collateral Pool Properties. Except as set forth in Schedule 6.1(ee), there are no material agreements pertaining to any Collateral Pool Property or the operation or maintenance of either thereof other than as described in this Agreement (including the Schedules hereto) or the Title Policies; and no person or entity has any right or option to acquire any Collateral Pool Property or any portion thereof or interest therein. The buildings and all paved or landscaped areas related to or used in connection with each Collateral Pool Property are located wholly within the perimeter lines of the lot or lots on which the Collateral Pool Property is located, except as may be specifically shown on the Survey for such Collateral Pool Property. Each Collateral Pool Property constitutes a separate parcel which has been properly subdivided in accordance with all applicable state and local laws, regulations and ordinances to the extent required thereby, and neither the execution and delivery of the Mortgage nor the exercise of any remedies thereunder by the Agent shall violate any such law or regulation relating to the subdivision of real property. There are no approvals, consents, licenses, certificates of occupancy, permits, utility installations and connections, curb cuts and street openings, required by applicable laws, rules, ordinances or regulations or any agreement affecting the Collateral Pool Properties for the maintenance, operation, servicing and use of the Collateral Pool Properties for their current use which have not been granted, effected, or performed and completed (as the case may be), or any fees or charges therefor which have not been fully paid, or which are no longer in full force and effect. No such approvals, consents, permits or licenses (including, without limitation, any railway siding agreements) will terminate, or become void or voidable or terminable on any foreclosure sale of a Collateral Pool Property pursuant to the Mortgages.
     (ff) No Event of Default. No Default or Event of Default has occurred and is continuing.
     (gg) Subordination. None of the Borrower or any other Obligor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any of such Persons.
     (hh) Anti-Terrorism Laws.
          (i) None of the Borrower or any other Obligor or any of their Affiliates is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
          (ii) None of the Borrower, any other Obligor or any of their Affiliates, or any of their brokers or other agents acting or benefiting from the Loan is a Prohibited Person. A “Prohibited Person” is any of the following:
               (A) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
               (B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
               (C) a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (D) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
               (E) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.
          (iii) None of the Borrower or any other Obligor, any of their Affiliates or any of their brokers or other agents acting in any capacity in connection with the Loan (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (iv) Borrower and the other Obligors shall not (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Agent any certification or other evidence requested from time to time by Agent in its reasonable discretion, confirming Borrower’s and the other Obligors’ compliance herewith).
     (ii) Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrower, the Guarantors or any of their respective Subsidiaries or Affiliates or any other Person other than as permitted in the Security Documents.
     (jj) Trade Name; Place of Business. Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower and each Guarantor is 1606 Santa Rosa Road, Richmond, Virginia 23229.
     (kk) Leases. An accurate and complete rent roll as of the date of inclusion of each Collateral Pool Property in the Collateral with respect to all Leases of any Collateral Pool Property has been provided to the Agent. The Leases reflected on such rent roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Collateral Pool Property. No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such rent roll. Except as set forth in Schedule 6.1(kk), the Leases reflected therein are, as of the date of inclusion of the applicable Collateral Pool Property in the Collateral, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.1(kk), neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant. No property other than the Collateral Pool Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.
     (ll) Mortgage Loan Documents. The Borrower hereby restates and reaffirms each of the representations and warranties made by the Borrower and the Guarantors set forth in the Senior Loan Documents as if the same were more fully set forth herein and were made to the Agent and the Lenders herein.
Section 2.0 Survival of Representations and Warranties, Etc.
     All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any other Obligor or any of their respective Subsidiaries to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.
ARTICLE VII. AFFIRMATIVE COVENANTS
     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6, the Borrower shall comply with the following covenants:
Section 1.0 Preservation of Existence and Similar Matters.
     Except as otherwise permitted under Section 9.7, the Borrower shall preserve and maintain, and cause each other Obligor and each Subsidiary of the Borrower or any other Obligor to preserve and maintain, their respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which it is organized, in each jurisdiction in which any Collateral Pool Property owned (or leased pursuant to an Eligible Ground Lease) by it is located, and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect. Borrower shall, and shall cause the other Obligors and each Subsidiary of the Borrower or any other Obligor to, develop and implement such programs, policies and procedures as are necessary to comply with the USA Patriot Act and shall promptly advise Agent in writing in the event that any of such Persons shall determine that any investors in such Persons are in violation of such act.
Section 2.0 Compliance with Applicable Law and Contracts.
     The Borrower shall comply, and cause each other Obligor and each Subsidiary of the Borrower or any other Obligor to comply, with (a) all Applicable Law, including the obtaining of all Governmental Approvals, (b) their respective Governing Documents, and (c) all mortgages, indentures, contracts, agreements and instruments to which it is a party or by which any of its properties may be bound, the failure, in any such event, with which to comply could reasonably be expected to have a Material Adverse Effect.
Section 3.0 Maintenance of Property.
     In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, (a) protect and preserve all of its properties or cause to be protected and preserved, and maintain or cause to be maintained in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
Section 4.0 Conduct of Business.
     The Borrower shall at all times carry on, and cause the other Obligors and the Subsidiaries of the Borrower and the other Obligors to carry on, their respective businesses as described in the Prospectus and as described in Section 6.1(u).

Section 5.0 Insurance; Condemnation.
     (a) The Borrower will, at its expense, procure and maintain for the benefit of the Borrower and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are acceptable to the Agent, providing the following types of insurance covering each Collateral Pool Property:
          (i) “All Risks” property insurance (including malicious mischief coverage) in an amount not less than one hundred percent (100%) of the full replacement cost of the improvements thereon, with deductibles not to exceed $25,000 for any one occurrence, with a replacement cost coverage endorsement, an agreed amount endorsement, and, if requested by the Agent, a contingent liability from operation of building laws endorsement in such amounts as the Agent may require;
          (ii) During the course of construction or repair of any improvements on a Collateral Pool Property, the insurance required by clause (i) above shall be written on an “all risk” builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Collateral Pool Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;
          (iii) Flood insurance if at any time any improvements are required to be insured under federal or state law, in an amount equal to the lesser of the Collateral Pool Value of such Collateral Pool Property (but in no event less than the value of the improved structure located in such flood hazard area) or the maximum amount then available under the National Flood Insurance Program;
          (iv) Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Collateral Pool Properties for a twelve (12) month period;
          (v) Commercial general liability insurance against claims for personal injury and property damage liability, all on an occurrence basis, if commercially available, with such coverages as the Agent may reasonably request, with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury, property damage and medical payments;
          (vi) During the course of construction or repair of any improvements on the Collateral Pool Property, owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;
          (vii) Employer’s liability insurance with respect to the Borrower’s employees;
          (viii) Umbrella liability insurance with limits of not less than $10,000,000.00 to be in excess of the limits of the insurance required by clauses (v), (vi) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;
          (ix) Workers’ compensation insurance for all employees of the Borrower or its Subsidiaries engaged on or with respect to the Collateral Pool Property with limits as required by applicable law; and

          (x) Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Collateral Pool Properties.
     The Borrower shall pay all premiums on insurance policies. The insurance policies with respect to all Collateral Pool Properties provided for in clauses (v), (vi) and (viii) above shall name the Agent and each Lender as an additional insured. The insurance policies provided for in clauses (i), (ii), (iii) and (iv) above shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent (subject to the rights of the Senior Lenders under the Senior Loan Documents), and shall contain mortgagee clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrower shall deliver duplicate originals or certified copies of all such policies to the Agent, and the Borrower shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least thirty (30) days prior to the expiration date of the policies, the Borrower shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be satisfactory to the Agent.
     (b) All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrower or any Subsidiary or anyone acting for the Borrower or any Subsidiary (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Collateral Pool Properties for purposes more hazardous then permitted by the terms of the policy, and no foreclosure or any other change in title to the Collateral Pool Properties or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrower or any Subsidiary and the Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Agent by certified or registered mail, and (v) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.
     (c) The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower and other Persons not included in the Collateral Pool Properties, provided that such blanket policy or policies comply with all of the terms and provisions of this Section 7.5 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a priority claim provision with respect to property insurance and an aggregate limits of insurance endorsement in the case of liability insurance.
     (d) All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where the applicable Collateral Pool Property is located and having a rating in Best’s Key Rating Guide of at least “A-” and a financial size category of at least “IX.”
     (e) In the event of any loss or damage to a Collateral Pool Property, the Borrower or the applicable Guarantor shall give prompt written notice to the insurance carrier and the Agent. Each of the Borrower and the Guarantors hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive

Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or any Guarantor shall in good faith diligently pursue such claim, the Borrower or such Guarantor may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the Borrower or such Guarantor may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the Borrower or such Guarantor may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $500,000 so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or such Guarantor shall in good faith diligently pursue such claim. The Borrower and each Guarantor further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the applicable Collateral Pool Property, to hold the balance of such proceeds in an interest bearing account as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the applicable Collateral Pool Property and the Obligations as they become due during the course of reconstruction or repair of the applicable Collateral Pool Property and to pay for or reimburse the Borrower or such Guarantor, in accordance with such terms and conditions as the Agent may prescribe, for the costs of reconstruction or repair of the applicable Collateral Pool Property, and upon completion of such reconstruction or repair to apply any excess to the payment of the Obligations.
     (f) Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the Borrower or such Guarantor to reconstruct and repair the applicable Collateral Pool Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed ten percent (10%) of the replacement cost of the damaged improvements (as reasonably estimated by the Agent), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower or such Guarantor shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Collateral Pool Property will provide the Agent with adequate security for the Obligations (provided that the Agent shall not disapprove such plans and specifications if the improvements are to be restored to substantially their condition immediately prior to such damage), (v) the Borrower or such Guarantor shall have delivered to the Agent evidence satisfactory to the Agent that none of the tenants may terminate their Leases as a result of such casualty or Taking, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed not less than six (6) months prior to the Termination Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against the Borrower, any Guarantor or the Agent, and (ix) with respect to any Taking, Agent shall determine that following such repair or restoration there shall be no more than a five percent (5%) reduction in occupancy or rental income from the Collateral Pool Property so affected by such specific Taking (excluding any proceeds from rental loss insurance or proceeds from such award allocable to rent), after giving effect to the current Taking and any previous Takings which may have occurred. Any excess Insurance Proceeds shall be paid to the Borrower, or if an Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this section be construed to extend the Termination Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If a Collateral Pool Property is sold or a Collateral Pool Property is acquired by the Agent, all right, title and interest of the Borrower and any Guarantor in and to any insurance policies and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to such Collateral Pool Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Borrower or purchaser of such Collateral Pool Property.
     (g) In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, maintain or cause to be maintained commercially reasonable insurance with financially sound and reputable insurance companies covering such Persons and their respective properties other than the Collateral Pool Properties in such amounts and against such risks and casualties as are customary for Persons or properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy, and from time to time deliver to the Agent or any Lender upon its request a detailed list stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, together with copies of all policies or certificates of the insurance then in effect.
     (h) The rights of the Agent and the Lenders under this Section 7.5 shall be subject to the rights of the Senior Lenders under the Senior Loan Documents.
Section 6.0 Payment of Taxes and Claims.
     The Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, pay and discharge or cause to be paid and discharged when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, in accordance with GAAP; provided further that upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Person either (A) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (B) if no such bond is provided, will pay each such tax, assessment, governmental charge, levy or claim.
Section 7.0 Visits and Inspections.
     The Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, permit representatives or agents of any Lender or the Agent, from time to time, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall be continuing, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Borrower, such Subsidiary or other Obligor (but without disturbing the quiet possession of tenants) to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrower, any other Obligor or any Subsidiary of Borrower or any other Obligor with its accountants.
Section 8.0 Use of Proceeds.
     The Borrower shall use the proceeds of all Loans for the acquisition of Collateral Pool Properties only. The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 9.0 Environmental Matters.
     (a) The Borrower shall, and shall cause all other Obligors and each Subsidiary of the Borrower and each other Obligor to, comply or cause to be complied with, all Environmental Laws in all material respects. Neither the Borrower nor any Guarantor will, nor will either of them permit any of its respective Subsidiaries or any other Person to, do any of the following: (i) use any of the Collateral Pool Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials, except for small quantities of Hazardous Materials used in the ordinary course of business and in compliance with all applicable Environmental Laws, (ii) cause or permit to be located on any of the Collateral Pool Properties any underground tank or other underground storage receptacle for Hazardous Materials except in full compliance with Environmental Laws, or (iii) generate any Hazardous Materials on any of the Collateral Pool Properties except small quantities in the ordinary course of business and in compliance with all applicable Environmental Laws.
     (b) If the Borrower, any other Obligor or any Subsidiary of Borrower or any other Obligor shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by such Person, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against Borrower, or any other Obligor or any of their respective Subsidiaries alleging material violations of any Environmental Law or requiring Borrower, any other Obligor or any of their respective Subsidiaries to take any action in connection with the Release or threatened Release of Hazardous Materials, or (iii) receive any notice from a Governmental Authority or private party alleging that Borrower, any other Obligor or any of their respective Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a Release of Hazardous Materials or any damages caused thereby, the Borrower shall provide the Agent and each Lender with a copy of such notice within thirty (30) days after the receipt thereof by such Person. The Borrower shall, and shall cause the other Obligors and each Subsidiary of the Borrower or any other Obligor to, take or cause to be taken promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.
     (c) At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Collateral Pool Properties as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Materials are present in the soil or water at or adjacent to any such Collateral Pool Property and (ii) whether the use and operation of any such Collateral Pool Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Materials which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Collateral Pool Property, or that any Collateral Pool Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Collateral Pool Property prepared by an environmental engineer reasonably satisfactory to Agent as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Materials are present in the soil or water at or adjacent to such Collateral Pool Property and (ii) whether the use and operation of such Collateral Pool Property comply with all Environmental Laws to the extent required by the Loan Documents. All environmental assessments contemplated by this Section 7.9 shall be at the sole cost and expense of the Borrower.
Section 10.0 Books and Records.
     The Borrower shall, and shall cause each of the other Obligors and each Subsidiary of the Borrower or any other Obligor to, maintain true and accurate books and records pertaining to their respective business operations in which full, true and correct entries will be made in accordance with GAAP. Borrower shall maintain its current accounting procedures unless approved by the Agent or as required by Applicable Law. Neither the Borrower, the other Obligors nor any of their Subsidiaries shall, without the prior written consent of the Agent, make any material change to the accounting policies or principles used by such Person.
Section 11.0 Further Assurances.
     The Borrower shall, at the Borrower’s cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 12.0 Release of a Guarantor. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, the applicable Guarantor from the Guaranty and Indemnity Agreement so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in this Section 7.12; (ii) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release; and (iii) such Guarantor shall have obtained a release of all Collateral Pool Properties directly or indirectly owned by it pursuant to Section 2.19. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to Parent, which may only be released upon the written approval of Agent and all of the Lenders.
Section 13.0 REIT Status.
     Commencing with the election to be made by Parent in 2007 for calendar year 2006, Parent shall at all times maintain its status as, and elect to receive status as, a REIT.
Section 14.0 Distribution of Income to the Borrower.
     Subject to the rights of the Senior Lenders under the Senior Loan Documents, the Borrower shall cause all of its Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter of the Borrower unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such

Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service and operating expenses for such quarter; (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices; (c) funding of reserves required by the terms of any deed of trust, mortgage or similar lien encumbering property of the Subsidiary; and (d) payment or establishment of reserves for payment to minority equity interest holders of amounts required to be paid in respect of such equity interest.
Section 15.0 Single Purpose Entity Requirements.
     The Borrower hereby represents, warrants and covenants, as of the date hereof and until such time as the Obligations are paid in full and this Agreement has terminated, as follows:
     (a) Obligation to be a Single Purpose Entity.
          (i) Each Subsidiary Guarantor owning a Collateral Pool Property has been a Single Purpose Entity at all times since its formation and will continue to be a Single Purpose Entity at all times until the Obligations have been paid in full and this Agreement has terminated.
          (ii) Each SPE Entity has been a Single Purpose Entity at all times since its formation and will continue to be a Single Purpose Entity at all times until the Obligations have been paid in full and this Agreement has terminated.
          (iii) The “single purpose entity” provisions included in the Governing Documents of each Subsidiary Guarantor owning a Collateral Pool Property and each SPE Entity shall not, without Agent’s prior written consent, be amended, rescinded or otherwise revoked until the Obligations have been paid in full and this Agreement has terminated.
          (iv) Prior to the withdrawal or the disassociation of any SPE Entity from a Subsidiary Guarantor owning a Collateral Pool Property or any other SPE Entity, such Subsidiary Guarantor or such SPE Entity, as applicable, shall immediately appoint a new general partner or managing member whose organizational documents are substantially similar to those of the original SPE Entity (provided that the foregoing shall not be construed as a consent to any transfer).
     (b) Definition of Single Purpose Entity.
          (i) General Criteria. With respect to each Subsidiary Guarantor owning a Collateral Pool Property, a “Single Purpose Entity” means a limited partnership or limited liability company which, at all times since its formation and thereafter:
               (A) shall not engage in any business or activity, other than with respect to such Subsidiary Guarantor, the ownership, operation, development and sale of the applicable Collateral Pool Property and activities incidental thereto;
               (B) shall not acquire or own any assets other than with respect to such Subsidiary Guarantor, the applicable Collateral Pool Property and such incidental personal property as may be necessary for the ownership, leasing and sale of the applicable Collateral Pool Property;
               (C) if such entity is (1) a limited liability company (other than a single member limited liability company which satisfies the requirements of clause (D) below, in which case satisfaction of the provisions of Section 7.15(b)(ii) is not required), has had and shall have at least one (1)

member that satisfies the requirements of Section 7.15(b)(ii) below and such member is its managing member, or (2) a limited partnership, all of its general partners have satisfied and shall satisfy the requirements of Section 7.15(b)(ii) below;
               (D) if such entity is a single member limited liability company, such entity shall be formed and organized under Delaware law and otherwise comply with Agent’s requirements for single member limited liability companies applicable to any initial Subsidiary Guarantor which is a single member limited liability company (including, without limitation, the inclusion of a “springing member” and delivery of Delaware single member limited liability company opinions (including authority to file and non-dissolution opinions) acceptable in all respects to the Agent);
               (E) shall preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation or organization;
               (F) shall not merge or consolidate with any other Person;
               (G) shall not take, any action to dissolve, wind-up, terminate or liquidate in whole or in part; to sell, transfer or otherwise dispose of all or substantially all of its assets; to change its legal structure; transfer or permit the direct or indirect transfer of any partnership, membership or other Equity Interests, as applicable; issue additional partnership, membership or other Equity Interests, as applicable; or seek to accomplish any of the foregoing;
               (H) shall not, without the unanimous written consent of all the applicable Subsidiary Guarantor’s partners, members, or shareholders, as applicable, and the written consent of one hundred percent (100%) of the members of the board of directors of the SPE Entity or board of managers in the case of a single member limited liability company: (1) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute; (2) seek or consent to the appointment of a receiver, liquidator or any similar official; or (3) make an assignment for the benefit of creditors;
               (I) shall not own any Subsidiary or make any investment in, any other Person;
               (J) shall not commingle its assets with the assets of any other Person;
               (K) shall not, incur any Indebtedness, other than in respect of guaranties of the Loans and the Senior Loans;
               (L) shall maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person;
               (M) other than the Management Agreement for the applicable Collateral Property approved by Agent, shall only enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate of any Borrower, or any general partner, member, principal or Affiliate thereof, upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;
               (N) shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person, other than the obligations of the Borrower under the Loan and the Senior Loan;

               (O) shall not assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of another Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person (other than the obligations of Borrower under the Loan and the Senior Loan);
               (P) shall not make any loans or advances to any other Person;
               (Q) shall file its own tax returns as required under federal and state law;
               (R) shall hold itself out to the public as a legal entity separate and distinct from any other Person and conduct its business solely in its own name and shall correct any known misunderstanding regarding its separate identity;
               (S) shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
               (T) shall allocate shared expenses (including, without limitation, shared office space);
               (U) shall pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds; and
               (V) shall not acquire obligations or securities of its partners, members or shareholders, as applicable.
          (ii) SPE Entity Criteria. With respect to any SPE Entity, a “Single Purpose Entity” means a Delaware single member limited liability company which, at all times since its formation and thereafter complies in its own right with each of the requirements contained in Section 7.15(b)(i)(A)-(V), except that:
               (A) with respect to Section 7.15(b)(i)(A) the SPE Entity shall not engage in any business or activity other than being the sole managing member or general partner, as the case may be, of the applicable Subsidiary Guarantor and owning its Equity Interest in the applicable Subsidiary Guarantor;
               (B) with respect to Section 7.15(b)(i)(B), the SPE Entity has not and shall not acquire or own any assets other than its Equity Interest in the applicable Subsidiary Guarantor; and
               (C) with respect to Section 7.15(b)(i)(K) the SPE Entity has not and shall not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation other than with respect to the Loan and the Senior Loan).
ARTICLE VIII. INFORMATION
     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:
Section 1.0 Quarterly Financial Statements.
     (a) As soon as available and in any event not later than the first to occur of (i) the date that is five (5) days following the filing of the Parent’s 10-Q Report with the Securities and Exchange Commission and (ii) the date that is fifty (50) days after the close of each of the first, second and third calendar quarters of Parent, the unaudited consolidated balance sheet of Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of Parent and its Subsidiaries for such period and an unaudited statement of Funds from Operations, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous calendar year, all of which shall be certified by the chief financial or chief executive officer of Parent, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments). Together with such financial statements, the Borrower shall deliver reports, in form and detail satisfactory to the Agent, setting forth (A) all capital expenditures made during the calendar quarter then ended; (B) a description of all Properties acquired during such calendar quarter, including the Net Operating Income of each such Property, acquisition costs and related mortgage debt; (C) a description of all Properties sold during the calendar quarter then ended, including the Net Operating Income from such Properties and the sales price; (D) a schedule of the Net Operating Income contribution by each Property and by each market, including a summary of the economic occupancy, rent potential, and income and expense for such Properties for the preceding calendar quarter; (E) pro forma quarterly financial information for Parent and its Subsidiaries for the next four (4) calendar quarters, including pro forma covenant calculations, EBITDA, sources and uses of funds, capital expenditures, Net Operating Income for the Properties, and other income and expenses; and (F) such other information as the Agent may request.
     (b) As soon as available and in any event not later than the first to occur of (i) the date that is five (5) days following the filing of the Parent’s 10-Q Report with the Securities and Exchange Commission and (ii) the date that is fifty (50) days after the close of each of the first, second and third calendar quarters of Borrower, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such period and an unaudited statement of Funds from Operations, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous calendar year, all of which shall be certified by the chief financial or chief accounting officer of Parent, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).
Section 2.0 Year-End Statements.
     (a) As soon as available and in any event not later than the first to occur of (i) the date that is five (5) days following the filing of Parent’s 10-K Report with the Securities and Exchange Commission and (ii) the date that is ninety-five (95) days after the end of each respective calendar year of Parent and its Subsidiaries, the audited consolidated balance sheet of Parent and its Subsidiaries as of the end of such calendar year and the related audited consolidated statements of income, shareholders’ equity and cash flows of Parent and its Subsidiaries for such calendar year and an unaudited statement of Funds from Operations, setting forth in comparative form the figures as at the end of and for the previous calendar year, all of which shall be certified by (A) the chief executive officer or chief financial officer of Parent to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Parent and its Subsidiaries as at the date thereof and the results of operations for such period, and (B) independent certified public accountants of recognized national standing acceptable to the Agent, whose certificate shall be unqualified and in scope and substance satisfactory to the Agent and who shall have authorized Borrower to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement. Together with such financial statements, Borrower shall deliver a written statement from such accountants to the effect that they have read a copy of this Agreement and the Guaranty, and that in making the examination necessary to such certification, they have obtained no knowledge of any Default of Event of Default, or if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or

Event of Default; provided that such accountants shall not be liable to Agent or the Lenders should they fail to obtain knowledge of any Default or Event of Default. In addition, Borrower shall deliver the reports described in Section 8.1(A)-(E) with such year-end statements.
     (b) As soon as available and in any event not later than the first to occur of (i) the date that is five (5) days following the filing of the Parent’s 10-K Report with the Securities and Exchange Commission and (ii) the date that is ninety-five (95) days after the end of each respective calendar year of Borrower and its Subsidiaries, the audited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such calendar year and the related audited consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such calendar year and an unaudited statement of Funds from Operations, setting forth in comparative form the figures as of the end of and for the previous calendar year, all of which shall be certified by (A) the chief executive officer or chief financial officer of Parent to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Borrower and its Subsidiaries as of the date thereof and the results of operations for such period, and (B) independent certified public accountants of recognized national standing acceptable to the Agent, whose certificate shall be unqualified and in scope and substance satisfactory to the Agent and who shall have authorized Borrower to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement.
Section 3.0 Compliance Certificate.
     At the time financial statements are required to be furnished pursuant to Sections 8.1 and 8.2, and within ten (10) Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit M (a “Compliance Certificate”) executed by the chief executive officer or chief financial officer of Parent: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, calendar year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Parent and the Borrower are in compliance with the covenants contained in Sections 9.1, 9.6 and 9.14; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.
Section 4.0 Other Information.
     (a) Securities Filings. Within five (5) Business Days of the filing thereof, written notice and a listing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any other Obligor or any of their respective Subsidiaries shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;
     (b) Shareholder Information. Promptly upon the mailing thereof to the shareholders or partners of Borrower, any other Obligor or any of their respective Subsidiaries generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any other Obligor or any of their respective Subsidiaries;
     (c) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice;

(iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of Parent setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
     (d) Litigation. To the extent Borrower, any other Obligor or any of their respective Subsidiaries is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective properties, assets or businesses which involve claims individually or in the aggregate in excess of $5,000,000, and prompt notice of the receipt of notice that any United States income tax returns of Borrower, any other Obligor, or any of their respective Subsidiaries are being audited;
     (e) Modification of Governing Documents. A copy of any amendment to a Governing Document of Borrower or any other Obligor promptly upon, and in any event within fifteen (15) Business Days of, the effectiveness thereof;
     (f) Change of Management or Financial Condition. Prompt notice of any material change in the senior management of Borrower, any other Obligor or any of their respective Subsidiaries, any change in the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower, any other Obligor, or any of their respective Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect, or any other event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect;
     (g) Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof: (i) any Default or Event of Default (which notice shall state that it is a “notice of default” for the purposes of Section 11.3 below) or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by Borrower, any other Obligor, or any of their respective Subsidiaries under any Indebtedness individually or in the aggregate in excess of $5,000,000, or under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
     (h) Judgments. Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against Borrower, any other Obligor, or any of their respective Subsidiaries or any of their respective properties or assets;
     (i) Notice of Violations of Law. Prompt notice if Borrower, any other Obligor, or any of their respective Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry as to any Collateral Pool Property, or as to any Property other than a Collateral Pool Property which could reasonably be expected to have a Material Adverse Effect;

     (j) Material Assets Sales. Prompt notice of the sale, transfer or other disposition of any material assets of Borrower, any other Obligor, or any of their respective Subsidiaries to any Person other than Borrower, any other Obligor, or any of their respective Subsidiaries;
     (k) Material Contracts. Promptly upon (i) entering into any Material Contract after the Agreement Date, a copy to the Agent of such Material Contract, together with a copy of all related or ancillary documentation and (ii) the giving or receipt thereof by Borrower, any other Obligor, or any of their respective Subsidiaries notice alleging that any party to any Material Contract is in default of its obligations thereunder;
     (l) Disqualification of Collateral Pool Property. Within five (5) Business Days after any Collateral Pool Property ceases to qualify as a Collateral Pool Property (as defined in the Senior Credit Agreement), the Borrower shall deliver to the Agent a Collateral Pool Property Certificate reflecting such disqualification, together with a statement of: (i) the identity of the Collateral Pool Property being disqualified, and (ii) the Collateral Pool Value attributable to such Collateral Pool Property;
     (m) Rent Roll and Operating Statement. Simultaneously with the delivery of the financial statements referred to in Sections 8.1 and 8.2 above, (i) a rent roll for each of the Collateral Pool Properties and a summary thereof in form satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), and (ii) an operating statement for each of the Collateral Pool Properties for the previous two (2) calendar quarters and year to date and a consolidated operating statement for the Collateral Pool Properties for the previous two (2) calendar quarters and year to date (such statements and reports to be in form reasonably satisfactory to Agent).
     (n) Senior Loan Documents; Governing Documents. Immediately upon receipt, duplicate copies of any notices or demands (including notices of default, acceleration or the exercise or threat of exercise of remedies) under the Senior Loan Documents sent by or to the Senior Lenders or the Borrower, and duplicate copies of any and all notices of default by or under the Governing Documents or the failure of any Person to perform any obligation under such agreements.
     (o) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any or other Obligor or any of their respective Subsidiaries as the Agent or any Lender may reasonably request.
ARTICLE IX. NEGATIVE COVENANTS
     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Borrower shall comply with the following covenants:
Section 1.0 Financial Covenants.
     The Borrower shall not permit, on a consolidated basis in accordance with GAAP:
     (a) the Debt to Total Asset Value Ratio to exceed sixty-five percent (65%) at any time;
     (b) the Fixed Charge Coverage Ratio to be less than 1.40:1.00 at any time;
     (c) the Implied Debt Service Coverage Ratio to be less than 1.30:1.0 at any time;

     (d) from and after the date that Parent first achieves a Tangible Net Worth of $50,000,000 or greater, the Tangible Net Worth of Parent at any time to be less than the sum of (i) Fifty Million Dollars ($50,000,000), plus (ii) seventy-five percent (75%) of the net proceeds (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Obligor) received by the Borrower or Parent at any time from an Equity Issuance on or after the Agreement Date;
     (e) the aggregate principal amount of all outstanding Floating Rate Debt to exceed one hundred percent (100%) of Total Indebtedness, provided that from and after the date that Total Asset Value first equals or exceeds $175,000,000, the aggregate principal amount of all outstanding Floating Rate Debt shall not exceed fifty percent (50%) of Total Indebtedness; and
     (f) the sum of the aggregate outstanding principal amount of Loans to exceed the Total Commitment.
Section 2.0 Indebtedness.
     The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, create, incur, assume, or permit or suffer to exist, or assume or guarantee, directly or indirectly, contingently or otherwise, or become or remain liable with respect to any Indebtedness other than the following:
     (a) the Obligations;
     (b) Indebtedness up to a maximum principal balance of $200,000,000 under the Senior Loan Documents, provided that the Senior Lenders have entered into the Intercreditor Agreement;
     (c) intercompany Indebtedness among Borrower and its Wholly Owned Subsidiaries; provided, however, that the obligations of the Borrower and each Guarantor in respect of such intercompany Indebtedness shall be subordinate to the Obligations; and
     (d) any other Indebtedness existing, created, incurred or assumed so long as immediately prior to the existence, creation, incurring or assumption thereof, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.
Section 3.0 [Intentionally Omitted.]
Section 4.0 Investments.
     The Borrower shall not permit any Subsidiary Guarantor to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the applicable Collateral Pool Property owned by such Subsidiary Guarantor.
Section 5.0 Liens; Negative Pledges; Other Matters.
     (a) The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1. Notwithstanding the foregoing, the Collateral Pool Properties shall not be subject to any Lien other than Liens of the type described in clauses (a), (d), (e) and (g) of the definition of Permitted Liens and first-priority Liens in favor of the Senior Lenders to secure the Senior Loan which are subject to the terms of the Intercreditor Agreement.
     (b) The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in any agreement (i) evidencing Indebtedness which Borrower or such Subsidiary or Obligor may create, incur, assume, or permit or suffer to exist under Section 9.2, (ii) which Indebtedness is secured by a Lien permitted to exist pursuant to this Agreement, and (iii) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into.
     (c) Except pursuant to the Senior Loan Documents, the Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Borrower, any other Obligor or any Subsidiary of Borrower or any other Obligor to: (i) pay dividends or make any other distribution on any of such Person’s Equity Interests owned by the Borrower, any other Obligor, or any of their respective Subsidiaries (other than distributions by Borrower to Parent), (ii) pay any Indebtedness owed to Borrower, any other Obligor, or any of their respective Subsidiaries, (iii) make loans or advances to Borrower, any other Obligor, or any of their respective Subsidiaries, or (iv) transfer any of its property or assets to Borrower, any Obligor, or any of their respective Subsidiaries.
Section 6.0 Restricted Payments; Stock Repurchases.
     (a) Borrower will not make any Restricted Payment to Parent and Parent will not make any Restricted Payments during any calendar quarter which, based upon the prior twelve (12) months from the date of calculation, would exceed the greater of (i) commencing on the Dividend Restriction Date ninety-five percent (95%) of such Person’s Funds From Operations through the date of any such Restricted Payment (provided that prior to the Dividend Restriction Date, Borrower and Parent may make Restricted Payments without regard to the limit in this Section 9.6(a)(i)) or (ii) the minimum amount required in order for Parent to maintain its status as a REIT, as set forth in a certification to Agent from the chief financial officer of Parent. If an Event of Default occurs and is continuing, then neither Borrower nor Parent shall make any Restricted Payments in excess of the minimum amount required in order for Parent to maintain its status as a REIT, as set forth in a certification to Agent from the chief financial officer of Parent; provided further that if a Default or Event of Default specified in Section 10.1(a), Section 10.1(b), Section 10.1(f) or Section 10.1(g) shall have occurred and be continuing or if as a result of the occurrence of any Event of Default the Obligations have been accelerated pursuant to Section 10.2(a), then neither the Borrower nor Parent shall make any Restricted Payments to any Person whatsoever without the prior written consent of the Requisite Lenders.
     (b) Neither the Borrower nor Parent shall at any time buy back, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock if a Default or Event of Default exists or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence.
Section 7.0 Merger, Consolidation, Sales of Assets and Other Arrangements.
     The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to: (i) enter into any transaction of merger, consolidation, reorganization or other business combination; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or discontinue or eliminate any business line or segment (any such event described in clause (iii), a “Sale”); provided, however, that:
     (a) Any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary of Borrower that is not also an Obligor, so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;
     (b) a Person may merge with Borrower or any of its Subsidiaries that is a Guarantor, so long as (i) such Person was organized under the laws of the United States of America or one of its states; (ii) if such merger involves the Borrower, Borrower is the survivor of such merger; (iii) if such merger involves a Subsidiary of Borrower that is a Guarantor, subject to Section 9.7(b)(ii), such Subsidiary is the survivor of such merger; (iv) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; (v) the Borrower shall have given the Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary of Borrower with and into Borrower); (vi) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so called “hostile takeover”; and (vii) following such merger, Borrower and its Subsidiaries will continue to be engaged solely in the business of the ownership, development, management and investment in multifamily real estate; and
     (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit the sale of Properties whether to an Affiliate or a third party, during any period of twelve (12) calendar months, pursuant to reasonable terms which are no less favorable to the owner of such Property than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate, if such sale is to an Affiliate, for fair market value (as determined in good faith by the board of directors of Parent or an executive committee thereof), for an aggregate amount, which when combined with all other such sales pursuant to this clause (c), does not exceed twenty-five percent (25%) of Total Asset Value as of the end of the fiscal quarter that immediately precedes the commencement of such twelve (12) calendar month period. Notwithstanding anything in this Agreement to the contrary, any disposition of assets by the Obligors and their Subsidiaries shall be made in the ordinary course of business for a full and fair consideration.
Section 8.0 Fiscal Year.
     Neither the Borrower nor Parent shall change its fiscal year from that in effect as of the Agreement Date.
Section 9.0 Modifications to Material Contracts.
     The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.
Section 10.0 Transactions with Affiliates.
     The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Borrower), except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.
Section 11.0 ERISA Exemptions.
     The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.
Section 12.0 Restriction on Prepayment of Indebtedness.
     Without the prior written consent of the Agent, neither Borrower, any other Obligor, nor any Subsidiary of Borrower or any other Obligor shall prepay, redeem or purchase the principal amount, in whole or in part, of any Indebtedness other than the Obligations or the Senior Loan after the occurrence of any Event of Default; provided, however, that this Section 9.12 shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of this Agreement.
Section 13.0 Modifications to Governing Documents.
     The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to enter into any amendment or modification of any Governing Document of Borrower, such Subsidiary, or such Obligor which would have a Material Adverse Effect; provided that Borrower shall not permit any Subsidiary of Borrower which is a Guarantor to amend or modify its Governing Documents without the prior written consent of Agent, such consent not to be unreasonably withheld or delayed.
Section 14.0 Additional Requirements of Collateral Pool Properties.
     (a) The Collateral Pool Properties in the aggregate shall consist solely of Properties which have an aggregate occupancy level for the preceding calendar quarter of tenants in possession, not in default and paying rent of at least eighty percent (80%) of the aggregate apartment units within such Collateral Pool Properties.
     (b) No more than fifteen percent (15%) of the Collateral Pool Value shall be attributable to Collateral Pool Properties pursuant to which Borrower or a Guarantor holds a leasehold interest under a ground lease.
Section 15.0 Management.
     The Borrower shall not and shall not permit any Guarantor to enter into any management agreement with a third party manager after the date hereof for any Collateral Pool Property without the prior written consent of the Agent (which shall not be unreasonably withheld). Agent may condition any approval of a new manager upon the execution and delivery to Agent of an Assignment of Management Agreement and Subordination to Agent.
Section 16.0 Leases of the Property.
     Neither the Borrower nor any Guarantor will lease all or any portion of a Collateral Pool Property or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Lease at any Collateral Pool Property, except in each case consistent with sound leasing and management practices for similar properties.
Section 17.0 Registered Servicemark.
     Without prior written notice to the Agent, none of the Collateral Pool Properties shall be owned or operated by the Borrower or any Guarantor under any registered or protected trademark, tradename, servicemark or logo. In the event any of the Collateral Pool Properties shall be owned or operated under any registered or protected tradename, trademark, servicemark or logo, Borrower or the applicable Guarantor shall enter into an agreement with Agent, in form and substance satisfactory to Agent, granting to Agent or any successful bidder at a foreclosure sale of such Collateral Pool Property the right and/or license to continue operating such Collateral Pool Property under such tradename, trademark, servicemark or logo.
Section 18.0 Zoning and Contract Changes and Compliance.
     Neither the Borrower nor any Guarantor shall initiate or consent to any zoning reclassification of any Collateral Pool Property or seek any variance under any existing zoning ordinance or use or permit the use of any Collateral Pool Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation. Neither the Borrower nor any Guarantor shall initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Collateral Pool Property.
Section 19.0 Dilution.
     Borrower shall not, without the prior written consent of the Agent, which consent may be withheld by the Agent in its sole and absolute discretion, take or permit to be taken any action which could result in the resignation, sale, reduction, cancellation, dilution, diminution, conversion or withdrawal of any interest of (a) Borrower in a Subsidiary Guarantor owning a Collateral Pool Property or any SPE Entity or (b) any SPE Entity in a Subsidiary Guarantor owning a Collateral Pool Property, or omit to take any action necessary to prevent any such resignation, sale, reduction, cancellation, dilution, diminution, conversion or withdrawal, or otherwise take any action or omit to take any action that would, in the exercise of the Agent’s judgment, jeopardize or diminish the security interests or rights and benefits afforded to the Agent by the Collateral pledged pursuant to the Pledge Agreement. Without limiting the foregoing, Borrower shall not consent to or permit to occur the admission of any new member, partner or shareholder in any Subsidiary Guarantor owning a Collateral Pool Property or any SPE Entity, as applicable, the creation of any new class of interest in any Subsidiary Guarantor owning a Collateral Pool Property or any SPE Entity, as applicable, or the issuance, directly or indirectly, of any other equity or beneficial interest in any Subsidiary Guarantor owning a Collateral Pool Property or any SPE Entity, as applicable.
Section 20.0 Senior Loan Documents.
     The Borrower shall not modify, amend, terminate, extend or seek a consent or waiver under the Senior Loan Documents in any respect without the prior written approval of the Required Lenders, other than those certain modifications, amendments, terminations, extensions, consents or matters which do not require Agent’s or any Lender’s consent under the Intercreditor Agreement.

ARTICLE X. DEFAULT
Section 1.0 Events of Default.
     Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
     (a) Default in Payment of Principal. The Borrower shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.
     (b) Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Obligor shall fail to pay when due any payment Obligation owing by such other Obligor under any Loan Document to which it is a party, and such failure shall continue for a period of five (5) Business Days from the date such payment was due.
     (c) Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Sections 7.13 or 8.3 or in Article IX, or (ii) the Borrower or any other Obligor shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure under this Section 10.1(c)(ii) shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of Borrower or such Obligor obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.
     (d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of Borrower or any other Obligor under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of Borrower or any other Obligor to the Agent or any Lender, shall at any time prove to have been incorrect or misleading (and without regard to any qualifications limiting such representations to knowledge or belief), in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.
     (e) Indebtedness Cross-Default.
          (i) A Borrower, any other Obligor, or any of their respective Subsidiaries shall fail to pay when due and payable, the principal of, or interest on, (A) any Indebtedness (other than the Obligations and Non-Recourse Indebtedness) or Obligations under Derivative Contracts, in each case having an aggregate outstanding principal amount greater than or equal to $5,000,000 or (B) any Non-Recourse Indebtedness having an aggregate outstanding principal amount greater than or equal to $20,000,000 (all such Indebtedness or obligations under Derivative Contracts being “Material Indebtedness”); or
          (ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof (which for the purposes hereof shall include any termination event or other event resulting in the settling of payments due under a Derivative Contract); or

          (iii) Any other event shall have occurred and be continuing which with or without the passage of time, the giving of notice, or both, would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity (which for the purposes hereof shall include any termination event or other event resulting in the settling of payments due under a Derivative Contract).
     (f) Voluntary Bankruptcy Proceeding. Borrower, any other Obligor, or any of their respective Subsidiaries shall: (i) commence a voluntary case under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
     (g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against Borrower, any other Obligor or any of their respective Subsidiaries in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Person (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
     (h) Litigation; Enforceability. Borrower or any other Obligor shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity, priority or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
     (i) Judgment. A judgment or order for the payment of money or for an injunction shall be entered against Borrower, any other Obligor, or any of their respective Subsidiaries by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings, and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against Borrower, such other Obligor or such Subsidiary, $5,000,000, or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.
     (j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of Borrower, any other Obligor, or any of their respective Subsidiaries which exceeds, individually or together with all other such warrants, writs, executions and processes for

Borrower, such Obligor or such Subsidiary, $5,000,000, and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Obligor.
     (k) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000.
     (l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
     (m) Change of Control. A Change of Control shall occur.
     (n) Federal Tax Lien. A federal tax lien shall be filed against the Borrower, any Obligor, or any of their respective Subsidiaries under Section 6323 of the Internal Revenue Code or a lien of the PBGC shall be filed against Borrower, any other Obligor, or any of their respective Subsidiaries under Section 4068 of ERISA and in either case such lien shall remain undischarged (or otherwise unsatisfied) for a period of twenty-five (25) days after the date of filing.
     (o) Senior Loan. An Event of Default under the Senior Loan Documents shall occur.
Section 2.0 Remedies Upon Event of Default.
     Upon the occurrence of an Event of Default the following provisions shall apply:
     (a) Acceleration; Termination of Facilities.
          (i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1(f) or 10.1(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (ii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and (B) all of the Commitments and any obligation of the Lenders to make Loans shall all immediately and automatically terminate.
          (ii) Optional. If any other Event of Default shall have occurred and be continuing, the Agent shall, at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and (B) terminate the Commitments and any obligation of the Lenders to make Loans hereunder.
     (b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
     (c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
     (d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, the other Obligors and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower, the other Obligors and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.
Section 3.0 Allocation of Proceeds.
     If an Event of Default shall have occurred and be continuing and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents or in respect of the Collateral, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:
     (a) amounts due to the Agent and the Lenders in respect of fees and expenses due under Sections 3.6 and 12.2;
     (b) payments of interest on all Loans, to be applied for the ratable benefit of the Lenders holding Notes, pro rata among such Lenders based upon the aggregate outstanding Loans (first to Base Rate Loans and then to LIBOR Loans);
     (c) payments of principal of all Loans, to be applied for the ratable benefit of the Lenders holding Notes, pro rata among such Lenders based upon the aggregate outstanding Loans (first to Base Rate Loans and then to LIBOR Loans);
     (d) amounts due the Agent and the Lenders pursuant to Sections 11.7 and 12.9;
     (e) payments of all other amounts due and owing by the Borrower under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders and Agent; and
     (f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.
Section 4.0 [Intentionally Omitted.]
Section 5.0 Performance by Agent.
     If the Borrower or any Guarantor shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or any Guarantor after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 6.0 Rights Cumulative.
     The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
Section 7.0 Default under Senior Loan Documents.
     (a) Notwithstanding anything herein to the contrary (including without limitation Section 10.1(e) and Section 10.1(o)), the Borrower hereby expressly agrees that any “Event of Default” (as defined in the Senior Loan Documents) (which shall be deemed to include maturity of the debt evidenced and secured by the Senior Loan Document or any other occurrence which would give the Senior Lenders the right to exercise remedies under the Senior Loan Documents) shall constitute and be deemed to be an Event of Default under this Agreement for which no right to cure shall be available. Without limiting the foregoing, an “Event of Default” under the Senior Loan Documents shall conclusively be deemed to have occurred upon the declaration, statement or notice from the Senior Lender’s as to the existence or occurrence of an “Event of Default” under any of the Senior Loan Documents. The Borrower hereby transfers and assigns any excess proceeds arising from any foreclosure or sale under power pursuant to the Senior Loan Documents, and the Borrower hereby authorizes and directs the holder or holders of the Senior Loan Documents to pay such excess proceeds directly to the Agent up to the amount of the Obligations.
     (b) Upon the occurrence of any “Default” (as defined in the Senior Loan Documents), the Borrower shall deliver to the Agent within five (5) days after the first to occur of (x) receipt by the Borrower of notice of such “Default” from the Senior Lenders or (y) the date the Borrower obtains actual knowledge of the occurrence of such “Default”, a detailed description of the actions to be taken by the Borrower to cure such “Default” and the dates by which each such action shall occur. Such schedule shall be subject to the approval of the Agent. The Borrower shall take all such actions as are necessary to cure such “Default” under the Senior Loan Documents by the date approved by the Agent, and shall deliver to the Agent not less frequently than weekly thereafter written updates concerning the status of the Borrower’s efforts to cure such “Default”. The Agent shall have the right, but not the obligation, to pay any sums or to take any action which the Agent deems necessary or advisable to cure any default or alleged default under the Senior Loan Documents (whether or not the Borrower is undertaking efforts to cure such default or the same is an “Event of Default” under the Senior Loan Documents or a Default or Event of Default hereunder), and such payment or such action is hereby authorized by the Borrower, and any sum so paid and any expense incurred by the Agent in taking any such action shall be evidenced by this Agreement and secured by the Security Documents and shall be immediately due and payable by Borrower to the Agent with interest at the Post-Default Rate until paid. The Agent shall be authorized to take such actions upon the assertion by the holder of the Senior Loan Documents of the existence of such “Default” or “Event of Default” without any duty to inquire or determine whether such “Default” or “Event of Default” exist. The consent or waiver by the holder of the Senior Loan Documents of any “Event of Default” under the Senior Loan Documents shall not annul the occurrence of an Event of

Default hereunder unless otherwise approved by the Required Lenders. The Borrower shall permit the Agent to enter upon the Collateral Pool Properties for the purpose of curing any default or alleged default under the Senior Loan Documents or hereunder.
Section 8.0 Replacement of Manager.
     Upon the occurrence and during the continuance of any Event of Default, the Agent may direct the Borrower in writing to replace the existing property managers for the Collateral Pool Properties, or such portions thereof as the Agent may direct with a property manager or managers approved by the Agent, subject to any conditions in the applicable Senior Loan Documents and the Intercreditor Agreement to the qualifications and approval of such manager(s) and the form and terms of any new property management agreement. The Borrower hereby irrevocably constitutes and appoints the Agent its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to do and perform any acts which are referred to in this Section 10.8, in the name and on behalf of the Borrower. The power vested in such attorney-in-fact is, and shall be deemed to be, coupled with an interest and irrevocable.
ARTICLE XI. THE AGENT
Section 1.0 Authorization and Action.
     Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof (including entering into and performing under the Intercreditor Agreement), together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein (including the use of the term “Agent”) shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Obligor or any other Affiliate of the Borrower or any Obligor, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy. The Borrower may rely on written amendments or waivers executed by Agent or acts taken by Agent as being authorized by the Lenders or the Requisite

Lenders, as applicable, to the extent Agent does not advise Borrower that it has not obtained such authorization from the Lenders or the Requisite Lenders, as applicable.
Section 2.0 Agent’s Reliance, Etc.
     Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.
Section 3.0 Notice of Defaults.
     The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.
Section 4.0 Wachovia Bank as Lender.
     Wachovia Bank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wachovia Bank in each case in its individual capacity. Wachovia Bank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Obligor or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

Section 5.0 Approvals of Lenders.
     All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement and except with respect to items requiring the unanimous consent or approval of the Lenders under Section 12.6, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.
Section 6.0 Lender Credit Decision, Etc.
     Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Obligor, any of their respective Subsidiaries or any other Person or any Collateral to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the other Obligors, and their respective Subsidiaries, or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Obligors, their respective Subsidiaries and other Persons and the Collateral, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Obligor, any of their respective Subsidiaries or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 7.0 Indemnification of Agent.
     Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Requisite Lenders, unless such failure is pursuant to the reasonable advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding provision, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, administration or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 8.0 Successor Agent.
     The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000, which appointment shall, provided no Default or Event of Default shall have occurred and be continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents as Agent. After any Agent’s resignation hereunder as Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.
Section 9.0 Lead Arranger.
     The Lead Arranger, in such capacity, assumes no responsibility or obligations hereunder, including, without limitation, for servicing enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The title of “Lead Arranger” is solely honorific and imply no fiduciary responsibility on the part of the Lead Arranger to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Lead Arranger any duties or obligations greater than those of any other Lender or entitle the Lead Arranger to any rights other than those to which any other Lender is entitled.
Section 10.0 Other Loans by Lenders to Obligors.
     The Lenders agree that one or more of them may now or hereafter have other loans to one or more of the Obligors which are not subject to this Agreement. The Lenders agree that the Lender(s) which may have such other loan(s) to the Obligors may collect payments on such loan(s) and may secure such loan(s) (so long as such loan does not itself expressly violate this Agreement). Further, the Lenders agree that the Lender(s) which may have such other loan(s) to the Obligors shall have no obligation to attempt to collect payments under the Loans in preference and priority over the collection and/or enforcement of such other loan(s).
Section 11.0 Request for Agent Action.
     Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) a Collateral Pool Property may be subject to a Taking, (b) Borrower or a Guarantor may desire to enter into easements or other agreements affecting the Collateral Pool Properties, or (c) take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Collateral Pool Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.
Section 12.0 Intercreditor Agreement.
     (a) Borrower and the Lenders acknowledge that Agent has entered into the Intercreditor Agreement. Borrower acknowledges that the existence of the Intercreditor Agreement and the performance by Agent and the Lenders of their obligations under the Intercreditor Agreement shall not affect, impair or release the obligations of Borrower or Guarantors under the Loan Documents. The Intercreditor Agreement is solely for the benefit of Agent and the Lenders and not for the benefit of Borrower or Guarantors, and Borrower and Guarantors shall have no rights thereunder or any right to insist on the performance thereof. Agent is authorized by Lenders to perform its obligations under the Intercreditor Agreement, and each Lender agrees to be bound thereby. Any Lender may be a Senior Lender, and the fact that any Lender is also a Senior Lender shall not expand or diminish the rights and obligations of such Lender hereunder.
     (b) Agent shall promptly notify the Lenders of the receipt by Agent of any notice under the Intercreditor Agreement. Without limiting the terms of this Agreement, the approval of the Requisite Lenders shall be required to exercise the option to purchase the Senior Loan as set forth in Section 13 of the Intercreditor Agreement (the “Purchase Option”), and in the event that the Purchase Option is exercised, the Senior Loan shall be acquired by the Lenders holding a Funded Commitment in accordance with their respective Commitment Percentages (unless otherwise agreed by the Agent and such Lenders), Agent shall be the agent under the Senior Loan Documents, and this Agreement shall apply to the Senior Loan Documents and the relationship of the Agent and the Lenders with respect thereto. Notwithstanding anything in this Agreement or the Loan Documents to the contrary, in the event that the Requisite Lenders elect to exercise the Purchase Option, a Lender which votes against the exercise of the Purchase Option may decline to fund its pro rata share (based upon its Commitment Percentage) of the amount necessary to acquire the Senior Loan Documents; provided that in such event, all amounts otherwise payable to such Lender under this Agreement or the Loan Documents shall be paid first to those Lenders that have funded amounts to acquire the Senior Loan pursuant to the Purchase Option until all amounts due and payable to such Lenders (including contract interest, default interest and late charges and any of the foregoing accruing subsequent to the filing of any bankruptcy petition by or against Borrower as any other Person under the Bankruptcy Code) have been paid in full. Additionally, to the extent that Agent and/or any Lender has funded any payments to cure a default under the Senior Loan Documents as contemplated by the Intercreditor Agreement, Agent and/or such Lenders that funded such amounts shall be reimbursed on a pro rata basis in accordance with their respective Commitment Percentages an amount equal to the such expenses actually incurred by Agent and/or such Lenders, together with interest thereon at the Post-Default Rate until Agent and/or such Lenders are reimbursed in full prior to the payment of all amounts otherwise payable to the Lenders under this Agreement or the Loan Documents.
ARTICLE XII. MISCELLANEOUS
Section 1.0 Notices.
     Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered by hand or by nationally-recognized overnight courier as follows:
     If to the Borrower:
NNN Apartment REIT Holdings, L.P.
1606 Santa Rosa Road, Suite 109
Richmond, Virginia 23229
Attention: S. Jay Olander
Telecopy Number: (804) 285-1376
Telephone Number: (804) 285-1082
     If to the Agent:
Wachovia Bank, National Association
171 17th Street, N.W.
Atlanta, Georgia 30363
Attention: Cathy Casey
Telecopy Number: (404) 332-4066
Telephone Number: (404) 214-6335
     If to a Lender:
To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Acceptance Agreement.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.
Section 2.0 Expenses.
     The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, administration and interpretation of, and any amendment, supplement or modification to, any of the Loan Documents, the addition or release of any Collateral or the protection or preservation of the Collateral (including appraisal fees, environmental assessment fees, due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent (such expenses to include ongoing charges for Intralinks or any similar system), (b) to pay or reimburse Wachovia Bank and Wachovia Capital Markets, LLC for their reasonable out-of-pocket costs and expenses incurred in connection with the initial syndication of the Loans by Wachovia Bank and Wachovia Capital Markets, LLC, (c) to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (d) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, intangible, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, recording and delivery of any of the Loan Documents or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, (e) any taxes paid by Agent or the Lenders in respect of taxes based on income or other taxes assessed by any State in which a Collateral Pool Property or other Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), and (f) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1(f) or 10.1(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.
Section 3.0 Setoff.
     Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent and each Lender is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such obligations shall be contingent or unmatured. Promptly following any such set-off the Agent shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off.
Section 4.0 Litigation; Jurisdiction; Other Matters; Waivers.
     (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.
     (b) THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, ATLANTA DIVISION OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN ATLANTA, GEORGIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
     (c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY AFTER CONSULTATION WITH COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.
Section 5.0 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.
     (b) Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.
     (c) Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender; provided, however, (i) such participation interest shall be granted to a Qualified Transferee approved by Agent, such approval not to be unreasonably withheld or delayed, or another Person approved by Agent in its sole discretion and (ii) any such participating interest must be for a constant and not a varying percentage interest. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) except as otherwise permitted in this Agreement, increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 7.12). An assignment or other transfer which is not permitted by Section 12.5(d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). The selling Lender shall notify the Agent and the Borrower of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder.
     (d) Any Lender may with the prior written consent of the Agent, assign to one or more Qualified Transferees approved by Agent, such approval not to be unreasonably withheld or delayed, or another Person approved by Agent in its sole discretion (each an “Assignee”) its Commitment and any Note(s) and the Loan(s) evidenced thereby; provided, however, (i) no Lender shall assign any of its Unfunded Commitment without the prior written consent (so long as no Default or Event of Default shall have occurred and be continuing) of the Borrower, such consent not to be unreasonably withheld or delayed and (ii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.

     (e) The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”). The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in Section 12.5(d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
     (f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
     (g) A Lender may furnish any information concerning the Borrower, any other Obligor or any of their respective Subsidiaries or Affiliates in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 12.8.
     (h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Obligor or any of their respective Affiliates or Subsidiaries.
     (i) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
Section 6.0 Amendments.
     Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Obligor or any of their respective Subsidiaries of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower). Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of the Lenders), do any of the following: (i) increase the Commitments (or any component thereof) of the Lenders or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or Fees or other Obligations; (iii) reduce the amount of any Fees payable hereunder; (iv) except as provided in Section 2.16, postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations; (v) change the Commitment Percentages (or any component thereof) (except as a result of any increase in the aggregate amount of the Commitments contemplated by Section 3.11(b) or

4.5) or amend or otherwise modify the provisions of Section 3.2; (vi) modify the definition of the term “Requisite Lenders”, modify in any other manner the number or percentage of the Lenders (including all of the Lenders) required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section if such modification would have such effect; (vii) except as otherwise permitted in Section 2.19, release any material Collateral; or (viii) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12). Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Any amendment of the Intercreditor Agreement or waiver of the terms thereof shall require the written consent of the Requisite Lenders. The Borrower will, and will cause the Guarantors to, enter into such modifications or amendments of this Agreement or the other Loan Documents as may be reasonably requested by Wachovia Bank in connection with the acquisition by each Lender acquiring all or a portion of the Commitment, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower or the Guarantors hereunder or thereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Section 7.0 Nonliability of Agent and Lenders.
     The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any other Obligor or any of their respective Subsidiaries. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
Section 8.0 Confidentiality.
     Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature to prevent improper disclosure (including disclosure to competitors of Borrower) and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided they shall be notified of the obligation to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall be notified of the obligation to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower, any other Obligor, or any of their respective Subsidiaries or any of their respective Affiliates.
Section 9.0 Indemnification.
     (a) Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent and each of the Lenders and their respective directors, officers, shareholders, agents, affiliates, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12 or 4.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower, the other Obligors, or their respective Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower, the other Obligors and their respective Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any condition of a Collateral Pool Property; (x) the IPO, including, without limitation, shareholder, investor or other lawsuits threatened or filed, or investigations undertaken, as a result of the consummation of the IPO, or (xi) any violation or non-compliance by the Borrower, any other Obligor, or any of their respective Subsidiaries of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower, the Obligors or their respective Subsidiaries (or their respective properties) (or the Agent and/or the Lenders as successors to the Borrower, any other Obligor or their respective Subsidiaries) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party that constitute gross negligence or willful misconduct, or for liabilities of an Indemnified Party arising as a result of a breach of such Person’s obligations under the Loan Documents as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.
     (b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all reasonable costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower, any other Obligor, or any of their respective Subsidiaries, any shareholder, partner or other equity holder of the Borrower, any other Obligor or any of their respective Subsidiaries (whether such shareholder(s) or such other Persons are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of such Person), any account debtor of the Borrower, any other Obligor, or any of their respective Subsidiaries or by any Governmental Authority.
     (c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against Borrower and/or an Obligor or any of their respective Subsidiaries.
     (d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party with respect to an Indemnified Proceeding shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.
     (e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnified Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnified Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party.
     (f) If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
     (g) The Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.
Section 10.0 Termination; Survival.
     At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.12, 4.1, 4.4, 11.7, 12.2 and 12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4, shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 11.0 Severability of Provisions.
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.0 GOVERNING LAW.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 13.0 Counterparts.
     This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
Section 14.0 Obligations with Respect to Obligors and Subsidiaries.
     The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Obligors and the Subsidiaries of the Borrower and the other Obligors as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Obligors or Subsidiaries.
Section 15.0 Limitation of Liability.
     Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.
Section 16.0 Entire Agreement.
     This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 17.0 Construction.
     The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Lender.
Section 18.0 Time of the Essence.
     Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower under this Agreement and the other Loan Documents.

Section 19.0 Patriot Act.
     Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower and Guarantors in accordance with the Patriot Act.
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     IN WITNESS WHEREOF, the parties hereto have caused this Mezzanine Credit Agreement to be executed under seal by their authorized officers all as of the day and year first above written.

BORROWER:

NNN APARTMENT REIT HOLDINGS, L.P., a Virginia limited partnership

By:	NNN Apartment REIT, Inc., a Maryland corporation, its General Partner

	By: Name:	/s/ Stanley J. Olander Stanley J. Olander
	Title:	CEO

[SEAL]

Address:
1606 Santa Rosa Road, Suite 109
Richmond, Virginia 23229
Attention: S. Jay Olander
[Signatures Continued on Next Page]

[Signature Page to Mezzanine Credit Agreement dated as of October 31, 2006 with
NNN Apartment REIT Holdings, L.P.]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By: Name:	/s/ Cathy A. Casey /s/ Cathy A. Casey
Title:	Managing Director

Commitment Amount:

$15,000,000.00

Lending Office (all Types of Loans):

Wachovia Bank, National Association
171 17th Street, N.W.
Atlanta, Georgia 30363
Attention: Cathy Casey
Telecopy Number: (404) 332-4066
Telephone Number: (404) 214-6335